Exhibit 10.20

SOLEY, SABORIO & ASOCIADOS

Lease Agreement between Zona Franca Coyol S.A. and
Apollo Endosurgery S.R.L.

-August 2014-

INDEX

Lease Agreement

List of Exhibits

Exhibit One: Certifications of Legal Representation.	1
Exhibit Two: Location at the Master Plan of Premises and Layout.	2
Exhibit Three: Description of Facilities as of Today, As-Built Drawings, Equipment List and Pictures of Facility.	3
Exhibit Four: a) Condominium By-laws and b) Park Regulations.	4
Exhibit Five: Usage regulation of the Sewage Treatment Plant.	5
Exhibit Six: Service Agreement.	6
Exhibit Seven: Corporate Guaranty.	7
Exhibit Eight: Wire Transfer Information.	8
Exhibit Nine: Rent Commencement Date- Tenant’s Acceptance of Landlord’s lease proposal.	9
Exhibit Ten: Documentation regarding the Reception Visit	10
Exhibit Eleven: Authorization letter from Trust Beneficiary	11

LEASE AGREEMENT

Entered into at the city of San José, Costa Rica on the seventh day of the month of August of the year 2014, between:

ZONA FRANCA COYOL, S.A., corporate identification card number three- one hundred one- four hundred and twenty thousand five hundred twelve (the “Landlord”), registered in the Mercantile Section of the Public Registry under book five hundred sixty, entry ten thousand three hundred and seventy nine, consecutive one, hereon represented Huber Andre Garnier Kruse, personal identity card number one- four hundred sixteen- one thousand three hundred forty four, and Alvaro Carballo Pinto, personal identity card number one - five hundred and thirty six - six hundred and fifty five, acting jointly and with sufficient authority for the execution of this lease agreement which legal representation is duly recorded in the Mercantile Section of the Public Registry under book five hundred and sixty five, entry eleven thousand five hundred and ninety two, consecutive one, as certified in Exhibit One.

for the one part and for the other,

APOLLO ENDOSURGERY COSTA RICA SOCIEDAD DE RESPONSABILIDAD LIMITADA, corporate identification card number three- one hundred and two-six hundred and eighty three thousand eight hundred and forty two, (the “Tenant”), represented by Milena Jaikel Gazel, personal identity card number one-one one two zero-zero five seven nine, with sufficient authority for the execution of this lease agreement. The registry of the corporation and legal representation are duly recorded in the Public Registry of Corporations under the corporate identification number given, as certified in Exhibit One.

Llandlord and Tenant shall be collectively referred to as the “Parties”.

Whereas

1.- landlord is the developer of the “Condominio Horizontal Industrial Comercial con Fincas Filiales Primarias lndividualizadas (FFPI) Zona Franca Coyol” (the “Condominium” or “Zona Franca Coyol”), condominium identity number 3-109-533883, a condominium registered in the Costa Rican Public Registry, Province of Alajuela, Property Number M-2640-000.  Filial lot number 2-68504-F-000, hereinafter the “Property”, with a Multitenant manufacturing facility, known as Multitenant 13.3, hereinafter the “Premises”, which is part of the Condominium. Zona Franca Coyol is a Free Trade Zone, with landlord as Condominium and/or Park Administrator.

2.- Tenant wishes to lease the Premises, and Landlord has accepted.

3.- The Property, and consequently, the Premises, are part of Entrusted Estate of the Trust Zona Franca Coyoi/Scotiabank/Banco lmprosa, 4096/2013 (hereinafter the “Entrusted Estate” and the “TRUST”, respectively), signed as of March 22nd, 2013 , by and between Zona Franca Coyol, , S. A. (as “Trustor”), Scotiabank de Costa Rica, S. A. (as “Beneficiary”) and BANCO IMPROSA, S. A. (as “Trustee”); and, therefore, BANCO IMPROSA, S. A., corporate identification number three- one hundred and one- zero seventy nine thousand and six, is currently OWNER IN TRUST of the Property, and LANDLORD (in its condition of Trustor of the PROPERTY) has the right of use, including the right to Lease (uso gratuito) of the Property, accessories to it, and any other assets that conform the Entrusted Estate, provided it does not incur in default of its obligations under the TRUST, and it is not determined by the Beneficiary as so.

4.- The Beneficiary of the TRUST, has authorized the LANDLORD acting as Trustor, the execution of this AGREEMENT, and the referendum thereof by the Trustee, by means of a letter dated July 24th, 2014, attached hereto as Exhibit Eleven

5.- Under the terms of the TRUST, and in accordance with the previous paragraphs, the LANDLORD is entitled to lease the Premises, to receive the rental payments, condominium and service fees, payable by TENANT, in accordance with this Lease Agreement, provided Landlord does not incur in default of any of its obligations under the TRUST, and as determined by the Beneficiary. For its part, the LANDLORD shall comply with all obligations of this Lease Agreement that correspond to owner/person entitled to usufruct, including of tax nature, both formal and material.

6.- In case the LANDLORD loses the right of use of the Premises due to a breach established in the TRUST, LANDLORD will lose its rights as LANDLORD and the OWNER IN TRUST shall immediately provide written notice to TENANT, stating that all payments of rent, and maintenance fees (if applicable), shall be paid in favor of the OWNER IN TRUST. Furthermore, in accordance with article seventy five of the General Law of Urban and Suburban Leases, if the transfer of the Premises takes place, by foreclosure or sale of the same, the Lease Agreement will continue in effect, and once notice of such situation is provided to TENANT, the TENANT shall continue paying the Rent and any other payment under this Lease Agreement to the new owner of the title or usufruct of the Premises. In this case, the TENANT shall retain all the rights and obligations under this Lease Agreement in the same terms and conditions.

7.- That all rights and obligations derived from the Lease Agreement originate and correspond exclusively to the LANDLORD and the TENANT, who are aware of this fact and accept it. No liability arising from this Lease Agreement may be extended to the Beneficiary and the Trustee of the TRUST, unless the LANDLORD loses the right of use of the Premises in which case the Trustee and/or the new owner of the Premises will assume the rights and obligations established in this Lease Agreement.

8.- That any and all obligations regarding the Trust and compliance of the same are of Landlord, unless otherwise established in this Lease Agreement. Tenant will not verify compliance of Landlord with any condition of the Trust, and will continue to be in compliance of the Lease, provided it fulfills all of its obligations as established in the Lease, unless the written notice provided above is received by Tenant.

9.- The legal representatives executing and ratifying this Lease Agreement on behalf of Landlord and Trustee, respectively, represent and warrant that both have complied and fulfilled with the terms and conditions established in the Trust for the execution of this Lease Agreement, and thus this Lease Agreement is binding and enforceable against Landlord and Trustee in accordance with its terms, and that no other signature of any party is necessary to make this Lease Agreement binding on and enforceable against Landlord and Trustee. Landlord and Trustee have made these representations and warranties to Tenant knowing that Tenant is relying to a material extent on said representations and warranties entering into this Contract. ZONA FRANCA COYOL, S.A. represents and warrants that no breach, disputes, controversies and/or inconveniences of any kind arising out of or in relation to any aspect of the Trust will affect Tenant’s rights established in this agreement.

10.- The Condominium and Park Administrator, Zona Franca Coyol S.A. is the Landlord, or any other dully appointed as its replacement, following the procedures and complying with the requirements established in this Lease Agreement (Section 3.05).

11.- Landlord will lease to Tenant a manufacturing building ready for immediate delivery on the Property known as Multitenant 13.3, (the “Premises”) as described below.

12.- Landlord is currently in the process of establishing a sub-condominium within filial lot number thirteen (13) and in appropriate time will provide copy of the regulations and by-laws to the Tenant. The creation of the sub-condominium shall not adversely affect Tenant’s vested rights and obligations under this Lease Agreement.

Now therefore in consideration of the mutual considerations and promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties have agreed to execute this Lease Agreement (hereinafter referred to as the “Lease Agreement”) that shall be governed by the Costa Rican law, and the following clauses and provisions:

Section One: Of the Leased Real Estate or Premises

1.00        Leased Real Estate or Premises

Landlord deliver and leases Tenant a manufacturing building with an area of one thousand six hundred and ninety four (1,694.00) square meters (approximately 18,234.00 square feet) in the Property in Zona Franca Coyol, as shown in Exhibit Two (Location at the Master Plan of Premises and Layout), which is fully described in Exhibit Three (Description of Facilities as of Today, As-Built Drawings, Equipment List and Pictures of Facility), hereinafter the “Premises”.

1.01        Permitted Use

The Premises will be used only for the purpose of installation and operation of a manufacturing facility and warehouse for manufacturing assembly of medical devices, as well as other related services, or processes ancillary to manufacturing services, including, without limitation, laboratory, research and development, general office administration, and any other uses permitted by applicable legal requirements and Condominium Bylaws.

The Tenant shall not alter the stated use of the Premises without the express written and prior authorization of the Landlord. Tenant shall at all times comply with all the applicable national, municipal and other governmental regulations in the carrying out and execution of its activities, including without limitation, Health Ministry regulations, Free Zone Regime, environmental (e.g. SETENA) and customs regulations. Tenant shall also comply with any Condominium regulations in effect, as attached hereto as Exhibit Four, or any future regulations or resolutions and condominium fees applicable to Tenant and approved in accordance with Condominium by-laws.

The Tenant shall not use the Premises for sports-booking or gambling activities, manufacture of weapons or parts thereof, or tobacco products or any illegal products or activities. These prohibitions will extend to any and all successors or assigns, as well as any prohibition stated in the Costa Rican Free Zone Regime Law.

1.02        Premises Conditions

The Premises are delivered by the Landlord to the Tenant simultaneously to the execution of this Lease Agreement and the Tenant receives in this act the Premises to its entire satisfaction as they correspond to the Description of Facilities as of Today, As-Built Drawings, Equipment List and Pictures of Facility attached hereto as Exhibit Three, the contents of which the Tenant understands and accepts without objections in its entirety. ·

1.03        Tenant’s Construction and/or Improvements to the Premises

Tenant may request changes to the Premises, subject to Landlord’s written and prior approval, by providing written request to Landlord, hereinafter referred to as the “Change Notice”. Landlord shall have ten (10) business days after the receipt of any Change Notice, to approve or reject totally or partially the changes requested.

The changes may be executed by the Tenant directly (Tenant’s Work), as established in section 1.06 below, in which case, construction permits must be submitted to Landlord before the start of construction works. Also Tenant can request Landlord to execute the works in which case Landlord will provide a change order form including an estimation of the cost and time of delivery of the changes requested by Tenant (Hereinafter referred to as “Change Order”). Costs will be estimated based upon the total of indirect (such as but not limited to: design, insurance construction permits and quality control plus utilities) and direct construction costs of performing the changes, plus an additional fee of fourteen percent (14%) of such cost. This fee covers only the administrative costs incurred by Landlord, as well as the design, inspection and construction management. Tenant will have five (5) business days to accept or reject the proposal given by the Landlord. Costs due to Change Notices, Change Orders and its resulting works shall be fully paid by Tenant as per the payment schedule established within the Change Order. Any works resulting from an approved Change Order shall be carried out by Landlord or a subcontractor selected by Landlord to carry out the specific changes requested by Tenant through the Change Notice. Landlord shall not perform the changes as per the Change Order, until the Change Order has been accepted by Tenant, in accordance to the terms agreed in such Change Order. The Parties will agree a time schedule for the completion of the Change Order; however delays due to the agreed terms of the Change Order will be considered Tenant’s Delay, unless there is a delay in the due date of the Change Order attributable to Landlord. Changes to the premises made either by Tenant or through a Change Order shall have no impact on the Commencement Date as defined herein or on the term of this Lease Agreement, unless both Parties agree otherwise in writing.

Upon termination due to any cause of this Lease Agreement any works associated to a Change Notice and Change Order shall remain at the Premises; Landlord shall not pay any price nor reimburse any costs associated with the works derived from a Change Notice and a Change Order; except that Tenant shall have the right to remove: (i) its trade fixtures and business equipment, and

(ii) any other equipment installed by Tenant in or about the Premises, whether or not affixed to the building, as indicated in Section 3.02, provided Premises are returned to Landlord in the conditions they were received by Tenant.

If changes or improvements are performed by Tenant, Tenant shall be responsible for obtaining the appropriate permits as required by any applicable authority, including without limitation SETENA and PROCOMER, for Tenant’s Work. Landlord will cooperate with Tenant diligently in the application of all such construction permits for Tenant’s Work. For these purposes, Landlord shall execute all documents and forms and provide informational documents that are required by public authorities from the owner of the Property in order to obtain any and all required permits. The costs for all permits for Tenant’s Work will be Tenant’s responsibility.

1.04        Parking

In addition to any other facility specifically included in this Lease Agreement, the Premises include ten (10) parking spaces located in the perimeter of the Premises, outlined by road demarcations according to the country’s and Zona Franca Coyol’s standards; additional spaces can be rented at the then current monthly rate for parking spaces in Zona Franca Coyol determined by Landlord, and subject to availability within the Industrial Park and as closest as possible to the Premises. The Tenant will be responsible for assigning as many parking spaces as he deems necessary within the ten (10) parking spaces assigned to it, for use by its VISITORS and required by Law 7600;

1.05        Filial Lot #13 Common areas.

The Tenant can make use of Filial Lot number 13 common areas according to the regulations and specifications included in the Condominium By-laws in its current form, and including any subsequent amendments. The subsequent amendments shall not adversely affect and/or modify Tenant’s vested rights and obligations under this Lease Agreement. The current form of these regulations has been enclosed as an integral part of this Lease Agreement as Exhibit Four, however since all common areas shall be subject to the exclusive management and control of the Landlord, Landlord reserves the right to modify, alter or enlarge common areas, or their use, within the Condominium By-laws, to its sole discretion provided Tenant’s rights as per this Lease Agreement are not materially affected.

Condominium Common Areas. The Tenant can make use of Coyol Free Zone’s common areas according to the regulations and specifications included in the Condominium By-laws in its current form, and including any subsequent amendments. The subsequent amendments shall be notified to Tenant and shall not adversely affect and/or modify Tenant’s vested rights and obligations under this Lease Agreement. The current form of these regulations has been enclosed as an integral part of this Agreement as Exhibit Four, however since all common areas shall be subject to the exclusive management and control of the Landlord, Landlord reserves the right to modify, alter or enlarge common areas, or their use, within the Condominium By-laws, to its sole discretion provided Tenant’s rights as per this Lease Agreement are not materially affected.

1.06        Special systems, equipment and additional constructions

The Tenant may request, at its own expense, the installation of certain special systems and equipment in the Premises in accordance with the Condominium By-laws.

If Tenant decides to carry out any additional works in the Premises, that will not damage or alter the Premises, it may do so, provided it has submitted to the Landlord before commencing any such activities, all the required construction permits if applicable. Landlord and Trustee, when applicable and if Landlord cannot comply with such obligation, will cooperate with Tenant in the application of all such permits. Works in the Premises that will become affixed to it, or change it permanently, or cause damage to it are not accepted, unless Landlord has provided Tenant written consent that cannot be unreasonably denied or withheld and the permits indicated above have been provided if applicable. Furthermore, Tenant shall be responsible to cover any costs associated with obtaining such permits, including but not limited to any applicable taxes.

If Tenant wishes to remove any of the systems and/or equipment installed in the Premises after the date of execution of this Lease Agreement, Tenant shall perform all necessary works, at its own expense and as per Coyol Free Zone’s instructions and approval, and shall return the Premises to the conditions in which they were received by Tenant as per Exhibit Three. All costs related to Tenant’s equipment removal and repair of Premises necessary as a result of any work performed by Tenant, its employees, subcontractors or third parties hired by Tenant, shall be paid by Tenant.

1.07        Building, existing Systems and Equipment guarantee

Tenant acknowledges and accepts that building, systems and equipment are not brand new, that they have been built and/or installed as per Construction Code, Equipment and Systems Manufacturer instructions and all applicable laws of

Costa Rica; as a result the Premises, its systems and existing equipment are covered by the guarantee terms established in the applicable Costa Rican laws.

The parties shall make a testing visit (hereinafter the “Reception Visit”) in the Premises within ten (10) working days as of the execution of this Lease Agreement, to test and confirm that each item of the systems and equipment already built and/or installed at the Premises, meet the applicable functionality specifications and properly operate as required by Tenant. As a result of such Reception Visit, a report shall be elaborated by Landlord indicating the testing’s outcome and such report must be signed by the parties after their revision and approval. Should there be any systems or equipment that do not operate correctly, a list (hereinafter the “Punch List”) shall be elaborated by Landlord and Tenant, as well as the timing of their final delivery as deemed appropriate. When these Punch List items are delivered and duly tested an acceptance note shall be executed by Tenant in acceptance of its correct operation. All these documents shall be included as Exhibit Ten.

Section Two: of the Rent and Lease Term

2.00.       Rent

The base monthly rent (the ‘Rent’) to be paid by Tenant to Landlord shall be of seventeen dollars and fifty cents (US$17.50), legal tender of the United States of America, per leased square meter, for a total of twenty nine thousand six hundred and forty five dollars (US$29,645.00). The rent amount is net of any current or future applicable taxes during the term of the lease.

All Rent and other fees indicated herein shall be payable, within the first seven (7) days of each month, at the rate indicated herein for the first year of the Lease Term. Starting with the end of the 12th month following the Rent Commencement Date, until expiration of the Lease, any payments to Landlord shall increase by three and a half per cent (3.50%) from each anniversary of the Rent Commencement Date and until the expiration of this Lease Agreement, using as basis for such increase the amount effective the previous year.

The parties have agreed that Tenant will be exempt of rent payment through September 30th, 2014. Therefore, October 1, 2014, will be the date when the parties agreed that the rent term will be considered initiated (hereinafter the “Rent Commencement Date”); all other fees and costs derived from this Lease Agreement shall be paid by Tenant to Landlord taking into consideration the Rent Commencement Date as starting point (i.e. no grace period granted to Tenant).

Furthermore, starting Rent Commencement Date, Tenant shall pay the following fees:

a)    A monthly service fee of thirty five cents of dollar (US$0.35), legal tender of the United States of America, per leased square meter of construction area in accordance with Exhibit Six of this Lease Agreement, as of the Rent Commencement Date.

b)    Tenant will also pay all condominium fees, at the current rate of fifty eight cents of dollar (US$0.58) per leased square meter of construction area for a total ordinary monthly condominium fees of nine hundred and eighty two dollars and fifty two cents (US$982.52), legal tender of the United States of America. The monthly ordinary fee is subject to changes established by the Condominium Owners General Assembly; Tenant must pay any increases in this ordinary condominium fee established by the Condominium Owners General Assembly and Landlord shall not indemnify Tenant in any form as a result of these increases. If such fee surpasses the fifty eight cents of dollar (US$0.58) per leased square meter provided herein, it shall be increased equally.

c)     Tenant will also pay an extraordinary condominium monthly fee as provided by the Condominium Owner’s General Assembly at the rate of twenty three cents of dollar (US$0.23) per leased square meter of construction area for a total extraordinary monthly fee of three hundred and eighty nine dollars and sixty two cents (US$389.62), legal tender of the United States of America, which is only applicable for year 2014. From January 1st, 2015 onwards Landlord shall cover the extraordinary condominium monthly fee as provided by the Condominium Owner’s General Assembly.

The Ordinary Condominium fee covers the following services:

i) Free Zone Perimeter security twenty four hours a day, all year round, including a) Access Control, b) Video Cameras at the vehicle and pedestrian access and its related equipment maintenance, and c) Perimeter Security.

ii) Common Area Maintenance - CAM: a) cleaning of streets and Condominium common areas such as bus stops, sidewalks and common parking areas; b) maintenance of common gardens and green common areas (includes water fees only for these areas); c) Maintenance of original building’s landscaping and green areas (any modifications or special requirements must be paid by the Tenant); d) access to wastewater treatment plant usage as per Wastewater Treatment Plant Usage Regulations (Exhibit Five); e) Garbage collection by means of a three point five cubic meter (3,5 m3) dumpster; f) maintenance of sewer, potable and storm water pipes; g) general maintenance of infrastructure (sewer system, fiber optics and potable water system); h) Coordination service for exclusive bus transportation for the employees of the park.

iii) On site fully equipped customs office as well as any other service required by Free Trade Zone Regime Regulations to Park Administrator;

The Condominium fees do not include the following services:

i) Any costs of utilities or any other installations or services for the Premises’ utilities, not included in the services agreement and required by Tenant, including, without limitation, electricity, telecommunications and water, shall be paid by Tenant in accordance with applicable fees, and usage shall be determined by the meters specifically installed for such purpose by the carriers of these services, or installed by Landlord, if necessary. Tenant acknowledges that third parties provide utilities and telecommunication services; as a result Landlord is not liable for any consequences on Tenant’s operations or activities due to any interruption in such services provided by third parties. Notwithstanding the foregoing, Landlord shall make all reasonable efforts to assist Tenant in the recovery process of such services.

ii) Tenant will pay a pro-rata share of the water used for sub condominium green areas irrigation and electricity for exterior illumination of the Premises in accordance to the corresponding water meter and to the leased square meters.

iii) Condominium fee does not include any cost of repair or replacement of any of the items or systems listed above when damage is derived or caused by Tenant, its employees, subcontractors or third parties hired by Tenant. Tenant will be responsible for all related costs of repair and/or replacement of any damaged items or systems.

iv) Water consumption for Premises green areas is not included in Condominium Fee, Tenant shall be responsible for cost of its own water consumption including Premises irrigation system.

v) Electronic Access ID cards for its employees. Landlord is responsible for providing the readers, software and other equipment required for the correct functioning of the access system at his sole cost and expense, and Tenant will be responsible of providing all electronic access cards required for its employees subject to the requirements established by the Park’s Administration, or it may acquire them by purchasing them from the Condominium, at the cost established by the Condominium.

The original cost for each ID card is estimated at eight (8.00) dollars, legal tender of the United States of America, per card. All repositions of electronic access ID cards will be charged at twenty (20.00) dollars, legal tender of the United States of America, per card.

All payments derived from this Lease Agreement shall be made on the first seven (7) days of the month, and in their full-stipulated amount, without any deductions. If a value added, sales tax, service tax, or any new tax where to be applied to any of such payments during the term of this Lease Agreement or applicable extensions, Tenant shall be obligated to increase the amount paid in order to cover such taxes, so Landlord will continue to receive its current rent net of value added taxes or any other similar government mandated charge.

All payments shall be made in cash, check from a bank of the Costa Rican national banking system, or electronic transfer to the Landlord’s account. The validity of any form of payment different than cash remains subject to its approval and final credit in favor of Landlord. In case of wire transfers, the Tenant shall notify in writing to the Landlord, the date in which the transfer was executed, and such payment shall be deemed made on the date on which the transfer is credited by the Landlord’s bank. The wire transfer information is attached hereto as Exhibit Eight. All applicable transfer fees or bank charges must be paid by the Tenant. For purposes of this Agreement, the Tenant’s address shall be the address in effect where payments should be made. In the event that the beginning or end of the term of this Lease is not the first of a month, rent shall be prorated such that Tenant shall only pay the portion of the rent allocated to the portion of the month the Premises are occupied by the Tenant.

The total amount including service monthly fee, ordinary and extraordinary monthly fees per leased square meter of construction area add for a total monthly fee of one thousand nine hundred and sixty five dollars (US$1,965), legal tender of the United States of America for the remaining of 2014. This amount does not include the pro-rated amount due to sub-condominium water irrigation and exterior illumination, which shall be paid by Tenant separately.

Starting January 1st 2015, the total amount including service monthly fee and ordinary monthly fees per leased square meter of construction area add for a total monthly fee of one thousand five hundred and seventy five dollars with forty two cents (US$1,575.42), legal tender of the United States of America. From January 1st 2015 onwards Landlord shall cover the extraordinary condominium monthly fee as provided by the Condominium Owner’s General Assembly including improvements related to utilities infrastructure such as water, electricity and IT services and others, or any other kind of expense related to maintenance. Tenant shall cover extraordinary condominium monthly fee, approved by the Condominium Owner’s General Assembly only if such extraordinary fee corresponds to an improvement in the services to be received by Tenant, other than those mentioned above.

The totality of the monetary obligations contained in this section shall be considered part of Tenant’s basic obligation to pay rent, in accordance with articles twenty five and sixty four of the General Urban and Suburban Lease Law in effect in Costa Rica.

The list of Services mentioned in this Section is based on the regular services required to be provided by a Park Administrator and/or Landlord in accordance with the Free Zone Act and its regulations. This list may be amended and modified by the Park’s Administrator and/or Landlord, as applicable at Procomer’s request or in accordance with other applicable regulations, or to better serve the needs of the tenants and users of the Park. Should any modification to the list of services covered by the Service Fee adversely affects Tenant’s use of the Premises, Tenant shall notify such situation in writing to Park’s Administrator and/or Landlord, as applicable, within the following three (3) working days after the communication of the modification and Park’s Administrator and/or Landlord, as applicable, shall make all reasonably efforts to return to the initial terms and conditions within a reasonable timeframe. Any resulting dispute between the Parties in connection to this section will be resolved as per section 6.01 of this Lease Agreement. During the Arbitration Process, Tenant shall be allowed to contract the service which provision has been suspended with a third party, and if the arbitration award rules in favor of Tenant, the Tenant shall reduce such cost (the amount paid to the third party for the services during the Arbitration Process) from the following Service Fee payments until it is paid.

Additional Services Required by Tenant

Should the Tenant require additional services not included in the Services list established in this Lease Agreement, or in any other applicable document or regulation, it shall direct a written request to the Landlord for the provision of such Service. The Landlord will make its best efforts to provide such services. If the Landlord is able to provide such services it will do so and charge an extra amount for them to the Tenant. The parties shall agree to this amount in writing prior to any new service being rendered. If the Landlord is unable to provide such service, or the parties do not agree on the price of the services, it will communicate so to the Tenant in writing within the following five (5) working days after the receipt of such request. The Landlord will authorize the Tenant to individually contract such service with a third party at its own liability and expense. Once the Tenant has contracted the service to a third party, it shall provide and deliver to the Landlord a list with the names and copies of the identifications of the people that will be entering the premises of the Park to render such services. The Tenant will hold the Landlord harmless for any and all claims, lawsuits, accidents, and similar situation that may arise with regards to such third party relationship.

Delays in the Rendering of the Services

Acts of God, Force Majeure and Severe Weather Condition. The Tenant accepts and acknowledges that it will hold the Park’s Administrator and/or Landlord, as applicable, harmless and not file a claim or lawsuit against the Park’s Administrator and/or Landlord, as applicable. If due to Acts of God and/or Force Majeure it is not possible for the Park’s Administrator and/or Landlord, as applicable, to provide the Services agreed to in the way and manner set forth in this Agreement and its Exhibits, Tenant will be authorized to contact a third party to provide those Services while the Park’s Administrator and/or Landlord is not providing the services and Tenant will not be obliged to pay for to Park’s Administrator and/or Landlord, as applicable, for the services that are no rendered. If by any of the events previously stated, the services to be performed by the Park’s Administrator and/or Landlord, as applicable, shall be definitely or partially interrupted, Park’s Administrator and/or Landlord will send written notice to the Tenant within forty eight hours (48) following the occurrence of the event.

The continued delay after the services should have been rendered will enable the Tenant to contract the service on its own account. The Tenant should communicate such decision to the Park’s Administrator and/or Landlord, as applicable, in writing. The written communication should clearly state the name of the contractor and complete details of its offer. The Tenant shall make reasonable efforts to look for contractor whose offer is similar to the price charged by the Park’s Administrator and/or Landlord, as applicable, for the rendering of such service. Once the service is rendered and it is billed, the Tenant will pay the bill and it will be entitled to recover such payment from the

Park’s Administrator and/or Landlord, as applicable, by deducting the same from the Service Fee. The eventual delay for just cause, or impossibility on the part of the Park’s Administrator and/or Landlord, as applicable, to grant a service or perform an improvement, despite reasonable efforts, shall not be a reason to exempt Tenant from the obligation to pay Rent or any other obligation established in the relevant Lease Agreement, unless the Lease Agreement or the applicable legislation in effect expressly disposes so.

2.01        Term of the Lease

The term of the lease shall be seven (7) years (the ‘Lease Term’), commencing on the Rent Commencement Date (October 15, 2014), .The term may only be renewed by mutual written agreement of both parties. Tenant shall provide written notice to Landlord within one hundred and eighty (180) days before Lease Term expiration if it wishes to extend the lease for two years under the same terms and conditions of this Lease Agreement.

Further renewals may only be done by mutual written agreement of both parties.

Parties hereby expressly waive the automatic renewal provided in article 71 of the Costa Rican Leases and Subleases Act (Ley General de Arrendamientos Urbanos y Suburbanos).

2.02        Date of Delivery and Legal Effect of the Agreement

The Landlord delivers the Premises to Tenant simultaneously to the execution of this Lease Agreement.

The parties shall perform the Reception Visit for Tenant to accept all primary sanitary, electrical, and potable water accesses at connection points installed in the Premises as to confirm they are in good order and operating condition.

Notwithstanding anything to the contrary in this Lease Agreement, Tenant’s acceptance of the Premises shall not be deemed a waiver of Tenant’s right to have defects in the Premises repaired at Landlord’s sole expense. Tenant shall give notice to Landlord whenever any such defects become reasonably apparent, and Landlord shall use its best efforts to repair such defects as soon as possible. Should Landlord not repair them as soon as possible due to its own negligence, Tenant can repair them on behalf of Landlord and deduct its cost from the following months’ Rent, until the total amount of the works is fully paid.

The rights and obligations of Tenant to enter the Premises on the Date of Delivery, shall be effective upon the execution of this Lease Agreement. Legal effects regarding the use and enjoyment rights, as well as Tenant’s rights and obligations as park tenants shall commence as of the execution of this Lease Agreement.

2.03        Security Deposit and Corporate Guaranty

With the execution of this Lease Agreement, the Landlord has received from the Tenant through bank deposit in Landlord’s bank account the amount of eighty eight thousand nine hundred and thirty five dollars (US$ 88,935.00), an amount equivalent to three (3) months’ rent. Such security deposit shall serve as security for this Lease Agreement, and such amount shall be retained by Landlord as a security deposit for the purposes described in this Lease Agreement (the “Deposit”). The Deposit shall serve as a guarantee to cover the payment of outstanding services, repairs and any other obligation derived from this Lease Agreement and contractually or legally owed by Tenant, to the Landlord’s satisfaction. The Landlord shall have the right, but not the obligation, to use the Deposit to settle due outstanding rent payments. Tenant authorizes Landlord to use the Deposit to cover the expenses of obtaining construction permits for additional construction works requested by Tenant, provided such permits are not included in either the Rent or the Service or Condominium Fee. If all or part of the Deposit were used by the Landlord for any of the aforementioned items, the Tenant shall have an obligation to reinstate the used amount within five (5) calendar days following notice of its use by the Landlord, unless such use is made upon termination of the Lease Agreement, in which case the remnant, if any, shall be returned by the Landlord to the Tenant in the thirty (30) calendar days following the date on which this Lease Agreement is terminated, provided prior verification that all utilities bills corresponding to the Tenant are fully paid. The Deposit shall not bear any interest for the benefit of the Tenant.

In addition to the Deposit, the Tenant has delivered to the Landlord a Corporate Guarantee issued by Apollo Endosurgery UK Limited, a company organized and domiciled in the United Kingdom, that shall be governed by and construed in accordance with the laws of the United Kingdom a copy of which is attached hereto as Exhibit Seven (the “Corporate Guaranty”). The Corporate Guaranty shall serve as a guarantee for the compliance of Tenant’s obligations under this Lease Agreement and shall remain valid from the date hereof until sixty (60) days after the Termination Date, including any and all renewals.

The security deposit shall be properly deposited in Landlord’s bank account and the Corporate Guarantee shall be in Landlord’s hands in order for this Lease Agreement to be valid.

Upon termination of the Lease, Landlord will withhold from the Security Deposit any unpaid obligations of Tenant to Landlord under the Lease Agreement, including utilities, and refund to Tenant the balance of the Security Deposit within sixty (60) days, subject to the conditions provided above. Provided the Security Deposit is not sufficient to cover it, Landlord will also withhold the Corporate Guaranty until any further unpaid and undisputed obligations of Tenant to Landlord under the Lease Agreement or other lease agreements signed among the parties, including utilities, are duly paid. If after thirty (30) days of giving notice to Tenant of any outstanding and undisputed obligations these are not paid, Landlord shall execute the Corporate Guaranty for the amount owed.

Section Three: Tenant’s Rights and Obligations

3.00        Restrictions of the Premises

The Tenant:

(a) shall not modify the purpose of the Premises without prior authorization of the Landlord:

(b) shall not carry out within the Premises, any type of activity that produces unreasonable or illegal noises, smells or materially disturbing activities to other occupants of Coyol Free Zone or other neighbors of the area where the Premises are located;

(c) accepts that the activities performed in the Premises shall not produce emanations that can adversely affect the environment or people’s health, and that the execution of such activities shall at all times comply with the corresponding local and national regulations;

(d) shall not use the Premises for the storage of flammable or dangerous substances, materials or chemicals unless such substances, materials or chemicals are used in their manufacturing operations or are stored according to any and all applicable safety standards, Condominium Regulations and applicable law. In other cases, the Tenant must communicate in writing such circumstance to the Landlord, including a list describing such items. The substances, materials, or chemicals should be properly stored in accordance with the applicable laws, regulations, and any other safety provisions.

(e) Sewage Treatment Plant. The Condominium has a residual waste water disposal plant which is designed to be used by all the Condominium’s Tenants. However, in order for the Tenant to use the facilities of such plant, it must abide by the conditions and requirements regarding the types of water that may be disposed of into the plant (Exhibit Five). Any violation of such conditions and requirements by the Tenant endangers the environment and the status of the Condominium’s general population and will therefore inhibit the Tenant to continue using the facilities, as well as to force it to pay any and all amounts required to fix, clean or recalibrate the plant back to its normal conditions as established in such Exhibit Five; this use of the sewage treatment plant is included in the Condominium Fees as established in section 2.00 of this agreement. Any damage caused directly or indirectly by Tenant, its employees, subcontractors or third parties to Sewer System originated by inadequate disposal of items such as but not limited to: gloves, personal ID badges, cell phones, head covers, booties, paper towels, tools or any other item related to Tenants activities within the Premises not permitted to be disposed in the Sewer System, will be paid by Tenant.

3.01                        Coyol Free Zone Regulation

The Tenant shall respect at all times Coyol Free Zone’s Internal Regulations, and the Condominium Bylaws, in its current text and its amendments. Said regulations, which the Tenant recognizes and accepts, are hereby attached to this Agreement as Exhibit Four.

3.02                        Repairs and improvements

The Landlord shall be obligated to maintain, at its own expense, the Premises in general, including but not limited to, internal infrastructure (unless the repairs become necessary as a result of Tenant’s abnormal use of the premises) the exterior structural elements and infrastructure, exterior pluvial, and sewage water systems, as well as pay for all other maintenance fees or repairs derived from the normal wear and tear of the exterior of the Premises, including roof and parking spaces, or any other repair or maintenance of the Premises not caused by Tenant or Tenant’s subcontractors. Maintenance of existing equipment, as well as procurement of spare parts and replacements within the Premises shall be Tenant’s sole responsibility unless those are necessary initial repairs of the equipment and/or are covered by the guarantees, such maintenance shall be performed in an optimal way to operate and preserve the equipment, by Tenant or third parties approved by Landlord; and such approval. A. cannot be unreasonably withheld by Landlord. A biannual report must be presented by Tenant to Landlord on all maintenance activities performed on existing equipment within the Premises. The Landlord shall cooperate with Tenant to enforce all such guarantees with respect to the Premises which will reduce Tenant’s maintenance obligations, and shall not be obligated to maintain at its expense the interior (with the exception of the infrastructure) and improvements of the Premises in general, even if such maintenance could be considered as necessary because of the normal wear and tear of the inside of the building, unless otherwise stated in the Lease Agreement or due to damages to the infrastructure of the Building not caused by Tenant. The Tenant shall bear the cost of any other repair such as broken glasses, burnt light bulbs, gaskets and, generally, any service accessory or accessories incorporated to the Premises. Any damages or repairs caused or generated by the Tenant’s negligence or willful misconduct shall run at the Tenant’s expense, as well as all of the secondary elements added to the Premises by the Tenant. Notwithstanding the foregoing, the Tenant shall not, without the prior written consent of the Landlord which shall not be unreasonably withheld or delayed, make changes or adjustments to the Premises, even if related to indoor or outdoor maintenance works. It shall not be necessary to obtain prior consent from the Landlord to make indoor changes, adjustments or maintenance works whenever these do not affect the Premises’ structure or are not permanently affixed to the same. The Landlord shall respond to any request for approval of changes or adjustments to the Premises within ten (10) calendar days of its receipt of such request. If authorization is received, all improvements made by Tenant, shall be for the benefit of the Landlord, without giving rise to the Tenant to request a deduction in the rent or an economic compensation for these upon termination of the Lease Agreement’s term. Except that Tenant shall have the right to remove: (i) its trade fixtures and business equipment, and (ii) any other equipment installed by Tenant in or about the Premises, whether or not affixed to the building. If such changes, adjustments or improvements may cause the Premises to suffer any damage Tenant has two options: (i) leave the improvements to the benefit of Landlord or (ii) repair Landlord any such damages immediately, at its sole cost and expense. In case Landlord has consent to an improvement of the Premises and provided such improvements increase the market value of the Premises, which results in an increase in payment of the land tax, Tenant shall compensate such increase to Landlord through an increase in the monthly rate payment. For this purpose, Landlord shall demonstrate with documentation issued by the local government that such increase in the land tax is caused by the improvements made by Tenant.

3.03                        Responsibility for damages

The Tenant shall be (i) liable for any damage or loss incurred to or suffered by the Premises and equipment, which is caused by or attributable to its employee’s, officer’s and/or agents’, or by third parties’ or client’s that visit or use the Premises and shall be (ii) responsible for the damages caused, by any of the aforementioned individuals, to common areas of Coyol Free Zone.

Any form of damage caused by the Tenant, or any of the aforementioned individuals in this clause, shall be repaired by the Tenant, at its own expense, without the right to demand from the Landlord a reimbursement or cost deduction from the Lease Agreement.

Repairs shall be initiated within a term no greater than eight (8) calendar days, except in cases of emergency, whereby they should be fixed immediately, allowing the Tenant to hire the workers it deems suitable. Prior to making the repairs, it shall have the approval in writing of the Landlord with regards to quality and work to be performed. In such cases, the Landlord must respond within the following twenty-four hours following the receipt of a written communication by the Tenant. Should the Landlord not respond within the aforementioned time frame, the authorization will not be deemed granted, but the eight (8) day period will not begin until the day after an affirmative response is rendered by the Landlord. If plans for repair works have not been initiated in the aforementioned term, the Landlord shall provide written notice to the Tenant of said noncompliance and it shall provide to the Tenant a cure period of eight (8) calendar days (“Cure Period”) to initiate the repairs. If the Tenant does not initiate the repairs within the Cure Period, the Landlord may request the termination of the Lease Agreement due to non-fulfillment and/or is fully authorized to deduct from the Deposit the necessary amount for repairs, and perform them on behalf of the Tenant.

By virtue of this clause, the Tenant’s liability is comprehensive and includes any violation acts to the legal system, caused by Tenant’s activities in or use of the Premises, whether by its employees, officers and/or agents or by third parties or clients that visit or use the Premises, may these be civil, labor, environmental, health-related or any other sector, even when these acts are not subjected to an economic compensation.

3.04                        Accidents

Except to the extent resulting from negligence or willful misconduct of one party’s employees, contractors, agents of invitees, as the case may be, such party does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to the other party or third parties; notwithstanding the foregoing, in no event shall the Tenant or Landlord be liable for business losses or indirect damages, motivated or as a consequence of accidents caused by the other party, its agents, contractors, employees or invitees, as well as due to force majeure, during the effective term of this Lease Agreement and its possible extensions, except for those consequential damages by Tenant and/or Landlord, related to Free Trade Zone matters that economically affect the Landlord and/or Tenant.

3.05                        Subleasing and Assignment of Rights

The Tenant may only sublease or assign this Lease Agreement, or the rights derived from it, without obtaining the Landlord’s prior and written consent, to its affiliates, subsidiaries, or branches, provided that i) the Tenant demonstrates the existing relationship; and ii) the assignee or subtenant accepts to be bound by this Lease Agreement. Tenant shall remain jointly and severally liable against Landlord for all obligations in this Lease Agreement, not limited to monetary terms and conditions, and any already provided guarantees provided for the original Tenant, shall remain in favor of new tenant until the Termination Date of this Lease Agreement. Otherwise, the Tenant may not sublease the Premises, nor fully or partially assign this Lease Agreement.

Landlord may assign this Lease Agreement, or the rights derived from it totally or partially to a third party without the Tenant’s prior or posterior consent or approval, provided that: (i) it gives notice to Tenant of such assignment; (ii) such assignment shall not adversely affect or modify Tenant’s rights and obligations under this Lease Agreement.

3.06                        Acquisition of Permits

The Tenant shall be responsible to process and acquire all those permits necessary for its operation, in addition to the performance of activities carried out within the Premises, such as, but not limited to, those permits and authorizations necessary for operating under a free zone regime. In the event that the Landlord authorizes any renovations or improvements required by Tenant on the Premises, the Tenant shall assume the costs, exclusively, for the permits, authorizations and other necessary acts for their execution, including any increases in payment of land taxes, due to Tenant’s improvements. The Landlord and Trustee, when applicable, shall cooperate with the Tenant in the acquisition of the corresponding permits or authorizations whenever its assistance is required for such purpose, and Landlord shall maintain all taxes and permits paid and up to date.

3.07                        Signage

The Tenant shall not place, or allow the placement of signs or notices of any type, in any exterior area of the building or common areas of the Coyol Free Zone, other than the clearly designated sites by the Landlord for these purposes, and shall provide proper maintenance to such signs, so that they are in perfect condition always. Moreover, the Tenant shall comply with the signage specifications included in the Condominium Bylaws or other applicable documents to the Tenant by virtue of the present Lease Agreement.

3.08                        Notice of failures or accidents to the Landlord

Except to the extent resulting from negligence or willful misconduct of the Landlord as the case may be, the Landlord does not assume civil, penal, labor, or any other type of responsibility, for damages or losses incurred to Tenant or third parties. Notwithstanding the foregoing, in no event shall the Landlord be liable for losses, motivated or as a consequence of accidents caused to it due to the Tenant’s responsibility, fraud or fault, as well as due to force majeure, during the effective term of this Lease Agreement and its possible extensions.

3.09                        Compliance with the laws and applicable regulations

Unless otherwise established in this Lease Agreement, both parties shall comply with applicable laws at its own cost and expense, and execute, whenever the case, the provisions of any laws, ordinances, rules, orders, acts, regulations, and legal requirements in effect applicable to the respective party regarding the Premises and the activities that Tenant will perform in the Premises. In particular, but not limited to, both parties shall comply with the corresponding and applicable provisions of the Law of the Free Zone Regime and its regulations, as well as the Customs Law and its regulations. There shall be no liability under this Lease Agreement against Landlord or Tenant for consequential damages, including but not limited to loss of profits.

3.10                        Prohibition of Common Areas Obstruction

The obstruction of common areas of the Coyol Free Zone with equipment, vehicles, machinery, raw material or any other goods owned by the Tenant or his/her contractors, employees, dependents or visitors, or any other person related with him/her, is expressly prohibited. The Tenant must always supervise that common areas are free from obstructions caused by any of the persons mentioned in this clause. Particularly, the parking of vehicles owned by the Tenant’s personnel or visitors in the main streets of the Coyol Free Zone is expressly prohibited. The Tenant accepts to pay the fine per incident for parking and/or obstruction violations of these provisions, as established in Condominium Regulations, plus the cost of the obstruction removal resulting from the noncompliance with this provision. The amount corresponding to the fine shall be charged with the Rent corresponding to the next month.

3.11                        Prohibition of Transit Areas Obstruction

Sidewalks, entrances, passageways, elevators, stairs, lobbies and other common transit areas may not be obstructed, used or occupied differently for the entrance or exit of machinery, material, equipment, vehicles or persons, depending on the case, related with the activities developed by the Tenant. The Tenant must guarantee the compliance with this obligation on the part of his/her representatives, contractors, employees, dependents, visitors, and other related personnel, however noncompliance will generate the fine provided in Section 3.10 above.

3.12                        Transfer of Material, Machinery, or Heavy Equipment

The Tenant may not move any equipment, goods or heavy machinery in and outside the building without the suitable means to avoid damaging the constructions located in the Premises, and it must be done in coordination with the Landlord as established in the Condominium Bylaws. Landlord shall not unreasonably delay or deny such movements required by Tenant. Any damage resulting from the movement of the goods mentioned in this clause must be repaired by the Tenant pursuant to the terms established in clauses 3.03 of the present Agreement.

3.13                        Other commitments

Tenant shall: a) commit to the Condominium By-laws, and Park Regulations provided by Landlord, who shall be responsible to inform Tenant of any modification in effect for them to be enforceable on Tenant, and Tenant shall remain a beneficiary of the Free Trade Zone Regime at all times, and keep all requirements to qualify as such in order and current, as long as its role as beneficiary is required by law in order for Landlord to obtain and maintain benefits as Park Administrator; b) Execute a Service Agreement with Landlord; c) Upon termination of the Lease Agreement, Tenant may remove any and all Tenant improvements at Tenant’s expense, and will retain ownership of same, provided any damages to the Premises due to such removal, are repaired by Tenant, subject to Section 3.02. Tenant improvements not removed by Tenant will become the property of Landlord. Tenant agrees to pay for the removal and disposal of any Tenant improvements that Landlord does not wish to keep, at Tenants sole cost and expense. Upon Termination, Landlord will inform Tenant in writing of the cost of such works and Tenant will then have a term of seven (7) calendar days to respond, in writing, if it agrees Landlord makes such repairs, or if it wishes to make them itself. Failure to respond shall be deemed and acceptance of the performance of the works by Landlord. If Landlord performs the works after Tenant’s acceptance, Tenant shall reimburse Landlord all costs and expenses of such works in the term of ten (10) working days after works have been performed; and d) Allow the Landlord and/ or PROCOMER to inspect and visit the Premises during working hours as well as to inspect any and all materials, merchandise, and assets in order to fulfill their control responsibility. In Landlord’s case, it shall previously notify Tenant and comply with Section 4.02.

Section Four: of the Landlord’s Rights and Obligations

4.01                        Payment of Taxes

The Landlord and Trustee, when applicable, shall pay all applicable municipal and real estate taxes for the Premises, and Landlord shall pay all taxes required for the correct operation of the Coyol Free Zone. Trustee shall make sure to pay any other municipal taxes on time, or as requested, related or not with Coyol Free Zone Industrial Park, to avoid having a defaulting status that could delay Tenant’s permits. The Tenant shall pay all applicable taxes for its own activities to be carried on the Premises during the term of this Lease Agreement, and any increase to the municipal and real estate taxes derived from any and all improvements by the Tenant or on behalf of Tenant, as established below.

4.02                        Inspection Right

The Landlord reserves the right to visit the Premises any moment, provided that they inform the Tenant at least twenty-four (24) hours in advance. Inspections referred in this clause must be done during Tenant’s working hours, through its officers or third parties hired to that effect. Exceptionally, with prior authorization by the Tenant, inspections may be carried out off the regular working hours. Landlord shall comply with Tenant’s confidentiality requirements, security precautions and health and safety requirements during any such entry.

4.03                        Ownership of the Goods Left in the Real Estate

After fifteen calendar days of the termination date of the present Lease Agreement, for any cause imputable or not to the Tenant, or in case of eviction for non-compliance with the payment, if Tenant has not vacated and delivered the Premises back to Landlord, Tenant shall pay Rent for such fifteen calendar days at a rate that shall be the current applicable Rent multiplied by 1.5, and Tenant may continue to pay such Rent until it vacates such Premises, for a maximum term of thirty calendar days since the termination date. After such thirty calendar day term, the Premises shall be deemed vacated, and any goods owned by the Tenant found inside the Premises or in the common areas of the Coyol Free Zone shall be considered abandoned by the Tenant. Therefore, the

Landlord may take possession of the same. The Tenant waives any right to seek any compensation resulting from such circumstance.

4.04                        Showing of Facilities

Prior to the termination of the Agreement or any extension, the Landlord shall have the right to show the Premises to people interested in leasing or purchasing it, during the last six months of the term in effect. The visits to show the Premises must be scheduled by the Landlord within Tenant’s working hours, and shall only require a prior written communication to the Tenant. In case any such showing does involve any third party that Tenant demonstrates to Landlord is, might be or might cooperate with a competitor of the Tenant, Tenant can require Landlord and/or any third party to sign a confidentiality form prior to such showing.

4.05                        Entry Right on the part of the Landlord to Repair Damages

The Landlord, its employees or contractors, shall have the right to enter the Premises in order to make repairs that might correspond to it, in accordance with this Lease Agreement and the legislation in effect. Nevertheless, the Landlord must previously coordinate with the Tenant the time in which such repairs shall take place, trying as far as possible, and pursuant to the particularities of the repair, that its execution must be done on the less prejudicial moment for the normal functioning of the Tenant’s activities.

4.06                        Right of Sale of the Real Estate

Subject to the provisions of this Section 4.06, the Landlord shall have the right to sell the Premises to any third party without prior or posterior consent or approval of the Tenant during the term of the Lease Agreement and the Lease Agreement will remain valid and in force as established in article 75 of the Costa Rican Leases and Subleases Act, provided that: (i) no sale shall affect or modify Tenant’s rights and obligations under this Lease Agreement, (ii) Tenant shall have no obligations to subordinate this Lease Agreement to the interest of any mortgage, deed of trust, or collateral assignment to any third party that becomes the new owner of the Premises, and (iii) Landlord gives notice to Tenant of such sale once the public deed related to that sale has been executed.

4.07                        Release of liability in case of accidents

The Tenant releases the Landlord from any responsibility for any accidents resulting from electricity, flood, gas or any other phenomena resulting or not from the Premises usage, unless such were caused by the gross negligence or willful misconduct of the Landlord. Tenant shall indemnify, defend, protect and hold harmless Landlord from all damages, liabilities, claims, judgments, actions, attorneys’ fees, consultants’ fees, costs and expenses arising from the negligence or willful misconduct of Tenant or its agents, contractors, employees or invitees, or the breach of Tenant’s obligations or representations under this Lease Agreement.

4.08                        Release of liability in case of robbery or theft

The Tenant discharges the Landlord from any responsibility for robbery or theft in the Premises, unless the same was caused by negligence or imprudence, as defined under the Civil Code of the Republic of Costa Rica, on the part of the Landlord or the security company contracted by the Landlord and could not reasonable be prevented by the security company.

4.09                        Non waiver of rights

The fact that one party does not require compliance with any of the terms and conditions herein established, may not be considered as a waiver to the rights and actions granted by means of the present Agreement or the legislation applicable to the case.

4.10                        Insurance

Landlord shall have in place insurance policies for Premises and related equipment described in Exhibit Three; Tenant may contract, at its own expense, additional insurance policies in connection to Tenant’s owned or leased equipment and improvements on Premises performed as per Tenant’s request.

All costs related to insurance policies derived from events caused by Tenant or attributable directly of indirectly to Tenant, its employees, visitors or subcontractors shall be paid in full by Tenant.

The Tenant shall have an All Risk insurance to protect the goods of his/her property within the Premises. Landlord, on the other hand, shall have All Risk insurance that includes the coverage against earthquake, fire, and any other damage resulting from nature to protect the Premises up to a cold shell building. Both, the Landlord as well as the Tenant, shall maintain their insurance at replacement values. Neither the Landlord, nor the Tenant shall cover the deductibles of the other party, in case of loss unless such loss is attributable to the negligence of one of the parties, in which case, such responsible party shall pay to the other the applicable deductibles. In no event shall Landlord be responsible to Tenant for consequential damages or losses, and in no event shall

Tenant be responsible to Landlord for consequential damages or losses, except for those related to free trade zone matters that economically affect Landlord.

Section Five: Termination of the Lease Agreement

5.00                        Moment of Termination

The Tenant shall remain obligated to pay Rent, as well as any other monetary obligations, and to comply with any terms and conditions of this Lease Agreement, until it has returned the Premises to Landlord, even if it has previously vacated the same. The Premises shall be clean when delivered, with swept floors. Return of possession will be deemed to occur when the Tenant returns all keys to the Premises and/or other parts of the Park if applicable.

5.01                        Termination for convenience in advance on the part of the Tenant

If prior to the delivery of the Premises, or at any time prior to the termination of the agreed term of this Lease Agreement, the Tenant wishes to terminate the Lease Agreement, it must provide prior written notice to the Landlord six (6) months in advance of the expected termination date and Landlord shall be entitled to retain the total sum of the security deposit as compensation. If such early termination is within the first three years of the Term, as additional compensation for the termination in advance Tenant shall pay the totality of the monthly rental fees (total Rent) owed to complete a lease term of three years; if early termination takes place within the fourth year, as additional compensation for the termination in advance Tenant shall pay the amount equivalent to one year of rental payments; if early termination takes between the fifth and the seventh year of the lease term, as additional compensation for the termination in advance Tenant shall pay the amount equivalent to six months of rent. This will be the sole compensation for the termination in advance on the part of the Tenant.

Parties agree to waive early termination fees and/or penalties applicable to the Tenant if Tenant decides to relocate its operation into any other premises owned at the time of relocation by Zona Franca Coyol S.A. or current Landlord or any of its subsidiaries or related companies.

5.02                        Events of default by Tenant and termination of the Lease Agreement by Landlord.

Landlord may terminate the Lease Agreement without the need of a Cure Period due to: a) upon Rent Commencement Date, non-compliance by Tenant in respect to all obligations of the Free Trade Zone Regime, including having all permits and authorizations current, and if it is not a beneficiary of the Free Trade

Zone Regime; provided the non-compliance of such obligations may economically, materially and adversely affect Landlord. Otherwise the thirty calendar day Extended Cure Period established below shall apply; b) In case the due payment of Rent and Service Fee is not made by the seventh calendar day of each month. Tenant shall pay compensation as indicated in Section 5.01 above. Tenant may inform Landlord of any reason(s) for delay(s) in payment, and Landlord reserves the right to accept or refuse such late payment in good faith. In case the Landlord does not so accept any late payment, Landlord will be entitled to terminate the Lease Agreement with responsibility for Tenant, and Landlord will have the right to be compensated in accordance with Section 5.01 above.

Landlord may also terminate the Lease Agreement after the Cure Period, as defined below, due to other cause expressly authorized by the legislation in effect (“Events of Default”). Once the Landlord detects an Event of Default, it will communicate so in writing to the Tenant.

Except as otherwise established above, Tenant will have seven (7) calendar days (“Cure Period”) subsequent to the receipt of the communication to remedy any of the following defaults, provided such defaults are Tenant’s fault, and are not justified reasonably: a) Failure to comply with restrictions of use of the Premises as per the Lease Agreement and Condominium By-laws; b) Failure to comply with the responsibility for damages to the Premises and Condominium by Tenant (including it’s employees, officers and/or agents, or by third parties or clients that visit or use the Premises); c) Failure to comply with obtainment and maintenance of all construction and operation permits in order, c) Material noncompliance with all applicable laws and regulations, and with the Other Commitments in Section 3.13 above. Non material events of default shall be cured according to the next paragraph.

Tenant will have thirty (30) calendar days (“Extended Cure Period”) if it fails to comply with any other obligations provided in the Lease Agreement, not specifically referred to in the foregoing paragraph, subsequent to the receipt of a communication to remedy the situation causing such non-compliance.

If the Tenant does not amend the situation that originated the communication during the Extended Cure Period or the Cure Period provided, or gives a satisfactory response to Landlord, at least requesting an extension of the Extended Cure Period or the Cure Period, or if such response is unreasonable, Landlord will be entitled to terminate the Lease Agreement with responsibility for Tenant, and Landlord will have the right to be compensated in accordance with Section 5.01 above.

5.03                        Events of default by Landlord and termination in advance on the part of the Tenant

Non-compliance on the part of Landlord with the obligations established in the Lease Agreement or any other cause expressly authorized by the legislation in effect (“Events of Default”) will be considered a breach. Once the Tenant detects an Event of Default, it will communicate so in writing to Landlord. Landlord will have thirty (30) calendar days (“Cure Period”), subsequent to the receipt of a communication to remedy the situation causing such non-compliance.

If the Event of Default makes the Premises materially unusable to Tenant for its intended purpose, Landlord shall have seven (7) calendar days (“Cure Period”) subsequent to the receipt of the communication to remedy the Event of Default. If the Event of Default is not corrected after the Cure Period, or gives a satisfactory response to Tenant, at least requesting an extension of the Cure Period, or if such response is unreasonable, Tenant will be entitled to take all actions established in the Leases and Subleases Law of Costa Rica (Ley General de Arrendamientos Urbanos y Suburbanos), including the cure of such default itself at Landlord’s expense, if applicable. In that case, Landlord will reimburse Tenant for the costs so incurred by Tenant within thirty (30) calendar days after Tenant delivers to Landlord all invoices correspondent to such costs, unless both parties agree that payment is made by means of deduction of the total amount owed for such costs from next monthly rent payment thereafter due under this Lease, and if such payment is not enough, by deducting from the following months until the complete amount owed and its interest has been credited to the Tenant. If Landlord does not agree with the amount charged by Tenant, it will be resolved as per Section 7.01 below

Section Six. Final and Miscellaneous Provision

6.00                        Communications and Notices

Any notice that the Parties are required to make in accordance with this Lease Agreement, shall be made in writing by means of a personal delivery or any other written means, in which the remission and reception date, are irrefutably recorded, and sent to the following addresses and during office hours. Notices shall be deemed delivered on reception date.

a) to the Landlord:	To the attention of Carlos Wong, at the administrative offices of Coyol Free Zone, located in Coyol Free Zone administrative building.

b) To the Tenant:	To the attention of Jeffrey Allen Komatz at Tenant’s Offices in Coyol Free Zone. -5105. Copy to Soley, Saborfo & Asociadas, to the attention of Emilia Saborfo Pozuelo, fax number

c) To the Owner in Trust	Banco IMPROSA S.A., Escalante Branch, Barrio Escalante, three hundred meters East and two hundred meters South of the Santa Teresita church

6.01                        Governing Law and Dispute Resolution

This Lease Agreement shall be interpreted and governed by the laws of the Republic of Costa Rica.

Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Lease Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by the Ley de Proceso Monitorio Arrendaticio of Costa Rica, however, issues related to the execution of the Corporate Guaranty may be resolved in the forum Landlord deems appropriate for such purpose. Additionally, if the matter in dispute is not included in such law, parties shall resolve the issue by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration of the Costa Rican-American Chamber of Commerce (“CICA”). The parties hereby agree to submit voluntarily and unconditionally to its rules and bylaws and claim knowledge thereof. Any such arbitration shall be conducted in the Spanish language. The arbitration tribunal shall be composed of three arbitrators; each party shall appoint one arbitrator, and these two arbitrators shall appoint a third arbitrator who will act as president of the arbitration tribunal. The foregoing agreement to arbitrate is specifically enforceable and the award rendered by the Arbitrators is final and binding on the parties to this Lease Agreement and the judgment may be entered upon any arbitration award. By virtue of the above, parties expressly waive the use of the jurisdiction of Costa Rican Courts, with the exception established above.

Any matters that cannot be subject to arbitration under Costa Rican Law shall be hereby irrevocably submitted to the jurisdiction of Costa Rican Courts.

6.02                        Amendments to the Lease Agreement

Any agreed modifications to the present Lease Agreement must be done in writing and signed by the Parties and informed to Trustee by written notice to be provided by Landlord within the following three business days after the signature of the modification. This clause shall be of special application for anything related with the lease price and its form of payment; therefore, no modification may be alleged, unless the previous procedure is followed.

6.03                        Estimation

The present Lease Agreement is estimated for tax purposes in the sum of two million four hundred and ninety thousand one hundred eighty dollars (US$2,490,180.00) legal currency of the United States; the fiscal stamps (Sp. Timbre Fiscal) shall be paid by the parties in equal parts (i.e. on a 50%-50% basis).

6.04                        Recordation.

Subsequent to execution, any party may at its sole discretion and expense, register this Lease and all Exhibits thereto in the National Public Registry of Costa Rica.

6.05                        Vested Rights

The Tenant recognizes that this Lease Agreement shall not create any goodwill, or right of use or other intangible right, by virtue of which the eventual increase in the commercial value of the real estate shall be recognized for its use or occupation, and that in case such rights ever arise in accordance with any applicable legal regulation or commercial practice, Tenant hereby assigns such right to the Landlord in the amount of one dollar, legal currency of the United States of America. The Tenant recognizes that this provision is essential on the part of the Landlord to enter into the present Lease Agreement.

Tenant’s vested rights mentioned in Whereas 11 and Section 1.05 of this Lease Agreement will not be affected by the prior provision.

6.06                        Headings

The titles used as headings for each clause and chapter of this Lease Agreement are introduced to ease it’s reading and shall not be considered as part of the text thereof, to interpret its contents.

6.07                        Incorporation of Exhibits

The Exhibits identified in this Lease Agreement are incorporated herein by reference and made a part hereof.

6.08                        Survival

All indemnities contained in any section of this Lease Agreement shall survive the expiration or other termination of this Lease Agreement with respect to acts or events occurring or alleged to occur during the term of this Lease Agreement and are expressly made for the benefit of, and shall be enforceable by any or all of the indemnified Parties.

6.09                        Severability

If any of the provisions of this Lease Agreement shall contravene or be invalid under the laws of the country, province, municipal, state or jurisdiction where it is applied, such contravention or invalidity shall not invalidate the Lease or any other portions thereof and the remainder of this Lease Agreement or the application thereof to other persons or circumstances shall not be affected thereby.

6.10                        Counterparts

This Lease Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

6.11                        Confidentiality

Landlord and Tenant each agree to respect and preserve the confidentiality of all “Confidential Information” received from the other. “Confidential Information” means (i) the existence and contents of this Lease Agreement, and (ii) any information of a proprietary or confidential nature relating to the business or the assets of Tenant or Landlord, or any of their respective affiliates or related companies that is not public information known by either of the parties prior to the date of the Letter of Intent or this Lease Agreement. Neither party will disclose Confidential Information of the other party except disclosure to its (or its affiliates) respective directors, principals, officers, employees, advisors, agents, lenders and consultants to the extent necessary to perform its ,A. obligations under this Lease Agreement or as otherwise required by law, by

(court order, or by obligations imposed on the disclosing party pursuant to any listing agreement with any national securities exchange.

6.12                        Conditions for Validity of this Lease Agreement

Parties agree that the following conditions must to be completed within fifteen days as of the execution of this Lease Agreement in order for this Lease Agreement to be valid:

i)                                         Original Special Power of Attorney dully authenticated in accordance with the Hague Convention Apostille must be delivered by Tenant to Landlord.

ii)                                      Tenant must deliver the Security Deposit and the Corporate Guaranty to Landlord as per Section 2.03.

iii)                                   Ratification of the lease agreement by the owner in trustee.

IN WITNESS WHEREOF, the Parties hereto have executed this Lease Agreement as of the date first above written.

(SIGNATURE PAGE FOLLOWS)

/s/ Milena Jaikel Gazel
Milena Jaikel Gazel
Date and Place: August 7th, 2014.
San José, Costa Rica.
By/Apollo Endosurgery Costa Rica
S.R.L.
Tenant

/s/ André Garnier Kruse	/s/ Alvaro Carballo Pinto
André Garnier Kruse	Alvaro Carballo Pinto
Date and Place:	Date and Place:

By/Zona Franca Coyol, S. A.

Landlord

RATIFICATION OF THE LEASE AGREEMENT BY THE OWNER IN GTRUST:

/s/ Alfonso Meléndez Vega
P/ BANCO IMPROSA S.A.
Alfonso Meléndez Vega
Identification: 1-0830-0447
Full power of attorney

Date:	2010/08/2014

Place:	San José, Costa Rica

LIST OF EXHIBITS

Exhibit One:  Certifications of Legal Representation.

Exhibit Two:  Location at the Master Plan of Premises and Layout.

Exhibit Three:  Description of Facilities as of Today, As-Built Drawings, Equipment List and Pictures of Facility.

Exhibit Four:  a) Condominium By-laws and b) Park Regulations.

Exhibit Five:  Usage regulation of the Sewage Treatment Plant.

Exhibit Six:  Service Agreement.

Exhibit Seven:  Corporate Guaranty.

Exhibit Eight:  Wire Transfer Information.

Exhibit Nine:  Rent Commencement Date - Tenant’s Acceptance of Landlord’s lease proposal.

Exhibit Ten:  Documentation regarding the Reception Visit Exhibit Eleven: Authorization letter from Trust Beneficiary

LIST OF EXHIBITS

Exhibit One: Certifications of Legal Representation.

Exhibit Two: Location at the Master Plan of Premises and Layout.

Exhibit Three: Description of Facilities as of Today, As-Built Drawings, Equipment List and Pictures of Facility.

Exhibit Four: a) Condominium By-laws and b) Park Regulations.

Exhibit Five: Usage regulation of the Sewage Treatment Plant. Exhibit Six: Service Agreement.

Exhibit Seven: Corporate Guaranty.

Exhibit Eight: Wire Transfer Information.

Exhibit Nine: Rent Commencement Date — Tenant’s Acceptance of Landlord’s lease proposal.

EXHIBIT ONE

Certifications of Legal Representation.

EXHIBIT TWO

Location at the Master Place of Premises and Layout

LOCATION AT THE MASTER PLAN
OF THE PROPOSED SITE AT THE MULTITENANT QUICK START

Phone: 506 2435.6035 Fax: 506 2435.6060 P.O. BOX 211-3006

www.coyolfreezone.com

10

SIMBOLOGIA
PROYECTOS EXISTENTES
PROPUESTAS DE EXPANSION
ZONAS VERDES Y RECREATIVA
AREAS VERDES Y LOTES
CALLES PRINCIPALES
CALLES, ACERAS Y PARQUEOS

COYOL

COYOL FREE ZONE & BUSINESS PARK
COSTA RICA

MASTER PLAN COYOL

GARNIER

1

CUADRO DE AREAS

AREA COMUN

ZONA FRANCA COYOL

MARZO 2014

PLANTA DE CONJUNTO

GARNIER

COYOL

01 / 01

MULTITENANT 1
MULTITENANT 2
B15
MULTITENANT 3
B14
MULTITENANT 4
B13.4
MULTITENANT 5
3150 m2
B13.3
MULTI-
TENANT 6
1500 m2
B13.2
STREET A
SITE PLAN

EXHIBIT THREE

Description of Facilities as of Today, As-Built Drawings,
Equipment List and Pictures of Facility.

CONSTRUCTION DESCRIPTION OF THE FACILITY AS OF TODAY

QUICKSTART BUILDING

SHELL BUILDING AND IMPROVEMENTS
CONSTRUCTION DESCRIPTION

General description: The project consists of a manufacturing building that includes manufacturing space, warehouse space, office space and cafeteria. Includes all exterior works such as parking lot, loading docks, gardens and landscaping. All designs comply with Costa Rican construction codes; soil surveys are available for tenant’s review. This facility will be part of a Multitenant Building.

Construction areas: Total Building area excluding exterior pads: 1,474m2 parking and loading areas: An exterior parking lot for 10 vehicles, complying accessibility requirements as per local codes. Shared loading area with dock for one container.

Manufacturing Area:

Number of floors: One floor (ground level).

Structure: Made of pre-cast reinforced concrete columns, beams and girders and gutters, with 11 meter span between columns. Minimum clearance up to lower part of roof beams is 6.50 meters. Design complies with Costa Rican Seismic Code, Revision 2002 (latest version).

Foundations: Built with reinforced concrete.

Gutters: Built with pre-cast reinforced concrete as part of building structure.

Closings: Built with a combination of concrete/masonry, concrete panels, glass windows and drywalls (e.g. Durock, Densglass, etc.).

Lateral interior partitions in the Multitenant building will be removable to allow future expansion, if possible, and isolate each tenant’s space. These walls are made of two layers of enameled steel with 1.5" insulation.

Paint: The manufacturing building will be fully painted with one basecoat and one finish coat on the outside and inside walls with the exception of some concrete perimeter walls from the inside.

Glass: Floated glass class B with color on aluminum frames with anodized paint. Thickness complies with local regulations. Safety film will be applied to windows in the lobby exterior facade.

Doors: Building has two 2.45 meters (horizontal) by 2.75 meters (vertical) metal overhead doors. There will be access metal doors for pedestrians, according to Costa Rican regulations.

Roof cover: Compound system consisting of two TS-20 type enameled steel layers with insulation in the middle. Roof cover will be waterproof.

Phone: 506 2435.6035 Fax: 506 2435.6060 P.O. BOX 211-3006

www.coyolfreezone.com

Storm water downspouts will be made of Polyvinyl chloride (PVC) SDR-26 and they will be visible in manufacturing area.

Flooring: Manufacturing floor consists of a 0.15 meter thick slab made of fc=245 kg/cm2 steel reinforced concrete. This floor is designed with the following parameters: Floor Flatness of 35 and Floor Leveling of 25.  The manufacturing floor is designed to support a live load of 2 Ton/m2. Elastomeric fill for construction and control joints or between slab on grade and building walls is included.

Exterior Works:

Parking: Parking area for 10 vehicles, pavement is concrete pavers, located at the exterior of the building.

Loading docks: Loading dock for 1 container is provided. This area is to be shared with other tenants.

Sidewalks: Sidewalks provide access to parking areas, main and employee’s entrances.

Eaves: Eaves will be provided for:

•  Lobby entrance

•  Emergency doors

Landscaping: Garden and lawn surround the building.

Systems:

•                  Full storm water connection (from roofs and exterior areas to Condominium’s general collector) capable of handling peak intensity of 144.4 mm/hr, with a return period of 5 years and a concentration factor 12.39 minutes.

•                  1 Potable water connection at ground level from the closest point of Condominium’s network. Provided connection will have 38 mm diameter.

•                  1 sewage connection at ground level from Condominium’s collector. Provided connection will have 100 mm diameter.

•                  Automatic Irrigation system connected to tenant water meter and electrical panel.

•                  Exterior lighting for architectural accents around manufacturing building will have reflector type fixtures. Lighting at parking areas will be by means of either poles or bollard type fixtures. Light fixtures and bulbs will be for external use.

•                  Connection from ICE’s telecommunication system to a distribution panel inside the offices. The cable should comply with ICE telecommunications specifications for outdoor underground installations.

IMPROVEMENTS SCOPE OF WORK

General description: The project consists of the fit out of a manufacturing building, offices and warehouse. The project will be located in the Multitenant V Building in Coyol Free Zone. All designs comply with Costa Rican construction codes.

Construction areas:

Office Area with corridor 500 m2

Manufacturing Area (Clean Room, Gowning Room and Criblet) 641 m2

Warehouse, Shipping and Receiving 332 m2

Equipment Mezzanine 142 m2

Exterior Equipment Room and Pad 79 m2

TOTAL: 1,694 square meters

Manufacturing Area (Clean Room):

Number of floors: Two floors: Manufacturing on first level and equipment mezzanine on second level.

Mezzanine Structure: Made of steel columns and beams with a cast slab over metal deck. Minimum clearance up to the lowest part of the mezzanine is 4.0 meters. The design complies with Costa Rican Seismic Code, Revision 2002 (latest version).

This structure is not intended to support any additional overloads, other than those of the specified equipment and those required by Costa Rican Seismic Code. Any overload to be applied to this structure must be submitted to Coyol Free Zone’s structural engineer for approval.

Mezzanine Foundations: Built with reinforced concrete.

Secondary Structures: Above manufacturing area there is a catwalk system that allows for access and maintenance for equipment, ductwork above clean room ceiling,

Walls: All walls in the manufacturing area will be drywall type.

Paint: Drywall will be fully painted with one basecoat and one finished coat. No paint will be applied to the inside of the shell building. Paint will be an acrylic type by Sherwin Williams, or similar. Colors will be chosen by Coyol Free Zone.

Glass: Class B floated glass with color on aluminum frames with anodized paint. Thickness complies with local regulations.

Doors: The doors in the manufacturing area will be metal doors. These will be single or double doors as indicated in the construction drawings.

Flooring: Manufacturing floor in the clean room manufacturing area will be Vinyl Sheet flooring. A Vinyl 4 in covebase with septic curve will be placed.

Ceiling: Clean Room area will have a VL Armstrong, 2' x 4’ x ½" ceiling tile and a Prelude XL suspension grid for suspended ceiling.

Furniture: Kewaunee brand lab casework, chemical mixing lab furniture, sink and fume hood.

Other: Utility panels at ceiling of manufacturing space for electrical, data, OFA and exhaust connections.

Clean Room Class: Class 8 manufacturing area with 20 air changes per hour, HEPA filters installed at each grill location in the manufacturing area.

Gowning Room Specialties: Handwashers in stainless steel with electronic sensors for faucets.

Hand dryers are Xcelerator brand. Includes benches and mirrors

Offices:

Number of floors: One floor (ground level).

Walls: All walls in the Office Area will be drywall type.

Paint: Drywall will be fully painted with one basecoat and one finished coat. Paint will be an acrylic type by Sherwin Williams, or similar.

Glass: Class B floated glass with color on aluminum frames with anodized paint. Thickness complies with local regulations.

Doors: The doors in the office area will be wood doors. Aluminum and glass double doors to be placed in the access corridor.

Flooring: Floor in the office area will be carpet flooring. The bathroom area will have ceramic file flooring and the meeting room will have carpet flooring.

Ceiling: The ceiling for the office area will be standard suspended ceiling.

Furniture: Lockers and cafeteria kitchenette provided. No desks, tables or chairs provided.

Dock Area: Building has two 2.45 meters (horizontal) by 2.75 meters (vertical) metal overhead doors. These doors are motor operated and include seals. Dock includes one dock leveler.

Warehouse Area:

Number of floors: One floor (ground level).

Walls: All walls in the Warehouse Area will be drywall type.

Paint: Drywall will be fully painted with one basecoat and one finished coat. Paint will be acrylic type by Sherwin Williams, or similar.

Doors: The doors in the warehouse area will be metal doors. These will be single or double doors as shown in the construction drawings.

Flooring: Floor in the warehouse area will be concrete finish with Ashford formula.

Ceiling: There is no ceiling in the warehouse area.

Furniture/equipment: Warehouse racks included.

Mechanical Systems:

HVAC:

Air cooled 90 ton Chilled Water HVAC system without redundancy. This system will provide conditioned air to the clean room, clean room service areas and office areas.

Supply and installation of one clean room AHU double wall, electric heaters, capable to handle 5,000 cfm of makeup air. BMS controls for this unit are included Supply and installation of one AHU unit for offices area.

Supply and installation of one 3 ton split system for IT room.

Two exhaust fans required for process. Each fan has 1000cfm, one of those exhaust fans is the back up of the other; also considered are the exhaust for bathrooms and the warehouse area, and the system considers the proper ductwork, built in G90 galvanized sheet metal Lock Former Quality with ductmate method. All according with SMACNA specs.

Supply and install the HVAC ductwork, built in G90 galvanized sheet metal insulated with 2 inch, 1 lb/ft3 and aluminum barrier insulation, according to SMACNA specs with ductmate joint method.

Provide a set of 45 Hepa filters for clean room.

Supply all clean room production area and offices area grilles and diffusers, required to manage the air that air handler units, fan coils and exhaust fans will need. Reference: Air Guide.

Exhaust System: Includes exhaust for production area, chemical mixing room, bathrooms, warehouse area and forklift charging station. The system considers the proper ductwork, built in G90 galvanized sheet metal according with SMACNA specs.

Argon System: Includes 40 meters of 1-1/2in diameter stainless steel pipe TIG welded and with constant argon purge. Argon cylinders to be placed next to the clean room by tenant.

OFA System: An Oil Free compressor system with 3 different pressures is supplied: 125psi, 360psi and 450psi. Flexible hoses installed between equipment, tanks and piping system. No redundancy is considered for this system.

Fire Protection System: 10 lbs ABC fire extinguishers without cabinet installed throughout the plant.

Electrical Systems:

Electrical Conduit: Supply and install EMT pipes according to the required diameters. This applies to the power outlets and lightning systems as well. Conduit far indoor lighting is ½” EMT.

Cabling: THHN cable will be supplied according to the required cable type and gage. The main electrical feed will use type RHHW-2 cable jacket. THHN cable will be used for the general power outlets and for indoor lighting.

Lighting: Lithonia 2SRT G 4 54 are considered for clean room.  For offices and storage Sylvania fixtures are considered.

Power Outlets and Switches: power outlets and switches, 20 A, 120 V, with stainless steel cover plates, according to the usual industrial specification will be installed. Supply and installation of all wiring devices, including outlets, switches and stainless steel wall plates is included. Meeting room is ready for the installation of a projector.

Medium Voltage Equipment: Elbows to make medium voltage connection to existing distribution equipment which is installed adjacent to property line will be provided. Conduit for medium voltage feeders will be 100- mm diameter PVC SDR 41 pipe, as indicated in CNFL regulation, chapter 3.1.1.c.

Supply and installation of underground medium voltage cabling to pad mounted transformers: #1/0-AWG EPR CABLE is considered with insulation level 100% and 33% neutral, according to ICE regulation. 500 kVA, 34.5KV, 480-277V Pad mounted transformer is included.

Electrical Distribution Equipment: Supply and install of electrical distribution equipment such as auto supported main panel with 1200 amp. Bars, electric distribution panel boards for mechanical equipment, process equipment, conventional power outlets, lighting,

Supply and installation of main switchboard, with a main breaker with failure to ground and phase loss protection, 65KA interrupting capacity at 480V. Conduit for electrical feeders from the pad mounted transformers to main switchboard and then to each one of the electrical panel boards and dry transformers. EMT is considered as a conduit for all aerial electrical feeders.

Supply and installation of electrical feeders from pad mount transformers to main switchboard. Copper cable with RHHW type insulation is considered.

Supply and installation of feeders from main switchboard to panel boards and dry transformers. Copper cable with THHN insulation is considered. Conduit and cabling for air conditioning units, exhaust fans, and chilled water plant, leaving all provisions at zero meters from final connections. Supply and installation of non-fused safety switches for special equipment including chiller, exhaust fans, and air conditioning units.

Includes one UPS for telecom room.

Telecom: Floor mounted rack model 55053-703 from CPI is supplied with floor attachments and seismic supports. Supply and install 19 mm EMT piping and accessories for of voice and data.

Supply and install two UTP four pair cable Cat5E for voice and data connections.

Supply and install up to 100 double outlet plates model CFPE2WH, RJ-45 connectors, Cat5E model CJ5e88TPXX, Panduit brand.

Supply and install Patch panel with 24 and 48 ports Cat 5E model DP245E88TP and DP485E88TP by Panduit. Structured cable equipment includes two aluminum racks with required number of 24 port patch panels and a free standing equipment cabinet with ventilation and three 20-pound equipment shelves and two power strips.

Supply and install horizontal organizers model WMPH2 and vertical organizers model wmpv45 Panduit.

Supply and install copper bar model 13622-010 CPI for the telecom room, the rack will be connected to the bars and the telecom rack using cable THHN #6 AWG.

Supply and install Cablofill basket of 200 mm model CF54/300 with the respective accessories and supports every 1.5 meters.

Supply and install of labels Brady brand for plates model LSSL5- Y3-1 and cables model JLEFPS-1.Supply and install power outlet strip for Rack brand Leviton model 5500-192.

Fire Alarm System: Supply and install 19 mm EMT piping for fire alarm detection, including connection between the fire alarm panel and the remote announcer.

Supply and install Belden cable 5220UL for the detection system circuit and the 24V power feed.

Supply and install of labels Brady brand for plates, cables and patch panel.

Supply and install one fire panel and smoke sensors, stroboscopic lights, and associated equipment, all Hochiki brand. Conduit and cabling for fire alarm system. All conduit installed will be 19-mm EMT and 1-pair #16 AWG, shielded, 750-rated cable similar to Belden 5220FL will be used for cabling.

Supply and installation of fire alarm system. Simplex equipment is considered with panel, detection and annunciation devices, as per NFPA applicable codes and local regulations.

Access Control System:

Supply and install 19mm EMT piping for access control system with its accessories, only for two doors, IT room and electrical room.

Supply and install Belden cable 558AFS for door control. Supply and install Panduit labels for cable model LSSL5-Y3-1 and for plates model JLEFPS-1.

QUICKSTART CONSTRUCTION DESCRIPTION

Supply and install access control Kantech brand, includes: door controller model KT-300/512K, unit model KT-RM1, keyboard reader, magnetic contacts for doors model 1125W-N, electromagnetic locks of 600 lb for door model <e-914SA-600 and exit illuminated button model PB-EXIT. Conduit and cabling for access control system. All conduit installed will be 13-mm EMT.

CCTV System: Supply and install 19mm EMT conduit for CCTV system.

Supply and install coaxial cable 95% for CCTV system.

BMS/FMS: Building Management System provided for HVAC control, OFA control and monitoring of differential pressures between manufacturing and adjacent areas.

Pest Control: Pest Control bug zappers (insectocutors) included near building entrances.

Building is completely sealed at roof and perimeter for pest control.

PICTURES OF THE FACILITY

Façade of the Multitenant Quick Start

Office Area

Office Area

Cafeteria

Electromechanical Room

Restrooms

IT Room

Gowning Room

Clean Room

Mezzanine

Additional Parking Spaces

EXISTING BUILDINGS AT THE PARK

QUICKSTART BUILDING

LOCATION AT THE MASTER PLAN
OF THE PROPOSED SITE AT MULTITENANT QUICK START

Equipment Inventory

Multitenant N° 5

Building 13.3

May, 2014

Compressed Air:

ATLAS COPCO Oil free air compressor, model ZT-55, 50HP capacity.

Desiccant Dryer:

ATLAS COPCO, model CD 185+, 148 CFM, max pressure 160 PSI.

Tanks:

Brand: Sylvan, capacity: 240gal, material: galvanized steel (interior & exterior)

HVAC:

Chiller tag: CH-1-90T, brand: York (Johnson Control), model: YLAA0090SE46, refrigerant R410a, capacity 87,2 tons, electrical: 460V/3 fase/60 Hz.

Armstrong chilled water pumping station:

Clean room air handling unit: AHU-01, brand: York (Johnson Control), model YC-112X116, Air flow: 28000 cfm, cooling capacity: 516.2MBTH, electrical: 460V/3 fasses/60Hz.

Offices fan coil, tag: FCU-01, brand: York (Johnson Control), model: AHI40, air flow: 4600 cfm, cooling capacity: 193320Btuh, electrical 208V/3fases/60Hz.

Meeting room fan coil tag: FCU-02, brand: York (Johnson Control), model: FHP40, air flow: 674 cfm, cooling capacity: 21289Btuh electrical 115V/1fase/60Hz.

Cafeteria fan coil: tag: FCU-03, brand: York (Johnson Control), model: AHI20, air flow 1878 cfm. cooling capacity: 61540Btuh, electrical 115V/1fase/60Hz.

IT room fan coil: tag: FCU-04, brand: York (Johnson Control), model: FHP30, air flow 356 cfm, cooling capacity: 11830Btuh, electrical 115V/1fase/60Hz.

Electrical room fan coil: tag: FCU-05, brand: York (Johnson Control), model: FNP14, airflow 1428 cfm, cooling capacity: 32120Btuh electrical 115V/1fase/60Hz

Exhaust System:

EF-01, brand Greenheck, model: SWB- 210-20, air flow 1800 cfms, statis pressure 3 inH2O, electrical 460V/60Hz/3fases.

EF-02, brand Greenheck, model: CSPA1410, air flow 1396 cfms, static pressure 0,5 inH2O, electrical 115V/60Hz/1fase.

EF-03, brand Greenheck, model: CSPB110, airflow 98 cfms, static pressure 0,25 inH2O, electrica 115V/60Hz/1fase.

EF-04, brand Greenheck, model: 10-BISW-21, airflow 1100 cfms, static pressure 1,5 inH2O, electrical 208V/60Hz/1fase.

EF-05, brand Greenheck, model: SE1-12-426-D-1, airflow 749 cfms, static pressure 0,2 inH2O, electrical 115V/60Hz/1fase.

Portable water storage tank:

Tank capacity: 5000 liters, constant pressure system: 2 HP pump

Special Systems:

20KVA Liebert UPS, BMS & FMS System by Johnson Controls, Fire Alarm System by Honeywell, Panduit IT distribution racks, Key King access control panel.

Air curtains:  total quantity of 6, Greenheck brand

Water Fixtures:

Electrocuters:

EXHIBIT FOUR

Condominium By-laws and Park Regulations.

CONDOMINIO COYOL

CONDOMINIUM AND ADMINISTRATION BYLAWS:

In compliance with Articles Thirty-Three and Thirty-Four of THE LAW, the Condominium and Administration Bylaws of HORIZONTAL INDUSTRIAL COMMERCIAL CONDOMINIUM WITH PRIMARY INDIVIDUALIZED SUBSIDIARY PROPERTIES LOTS (FFPI), hereinafter CONDOMINIO COYOL are constituted, which shall regulate the relations of the condominium owners: DEFINITIONS. The following words will be understood, for all of the purposes of this Bylaws, according to their respective definitions, to whit: ADMINISTRATOR or THE ADMINISTRATION: The individual or corporation named to exercise the Administration of the Condominium according to the procedures described in this Bylaw, and with the faculties that these Bylaws grant; SHARED AREAS OR ELEMENTS: Shared elements should be understood as all those zones that are set aside for shared use and enjoyment, within which we can mention the following, without implying an exhaustive list: green areas, spaces set aside for pedestrian circulation, sidewalks, bus stops, streets, access ways, surveillance posts, electrical substations, electrical distribution system, water reservoirs, potable water systems, fire systems, waste water treatment plant, potable water wells and pump station, access gates, as well as those which are stipulated as such by Law, the building blueprints and the Condominium deed of constitution; RESTRICTED USE SHARED AREA: These will be those shared areas that the Condominium Joint Owners’ General Meeting shall determine, by a vote of two-thirds of the total value of the Condominium, which shall be used only by one or multiple specific joint owners as a result of their industrial or commercial operational needs within the Condominium, resulting from the location of the shared area or because of any circumstance which in the judgment of the Owners’ General Meeting justifies that the use and enjoyment of the shared area be restricted to one or several specific joint owners, either through a direct request made to the Meeting or because the Meeting so decides. MEETING or CONDOMINIUM, JOINT OWNERS MEETING: Shall have the definition that is established in the Ninth article of these Bylaws. OCCCUPANTS: the companies that are effectively in occupation or hold the subsidiary properties. They may be the Joint Owners, lessees or any other occupants or holders. THE CONDOMINIUM: The Horizontal Industrial Commercial Condominium with primary individualized subsidiary properties (FFPI) Coyol Free Zone. VALUE DETERMINATION: the value of each property (share) is defined by the share of land owned by the individual owner in regards to the sum of the totality of individual owner properties that compose the Condominio Coyol. INDEPENDENT CONDOMINIUM: That which shall be formed by subjecting each subsidiary property of Condominio Coyol to the Condominium Property System. The independent condominium bylaw will be subject to the stipulations of the Condominio Coyol Bylaw and will be subject to the rulings of the Administration imposed by the Administrator of the Condominio Coyol. CONDOMINIUM JOINT OWNERS: These are the individuals or companies, who/which reside in the Condominium or not, which hold property title over the subsidiary properties of the Condominium. In the case in which the subsidiary property is at the same time the parent property of an independent condominium, such condominium will be considered a joint owner of Condominio Coyol and shall participate in the Meetings and voting of Condominio Coyol under one single representation which shall have one single opinion and orientation to vote in regard to the matters that are heard in each Meeting. ORDINARY AND EXTRAORDINARY MAINTENANCE FEE: A proportional part of the general expenses that the joint owners are obligated to cancel and which shall be set according to the square meters of built area in each subsidiary property, that is, the developed private built area within the Condominium’s property coefficient in relation to the Condominium’s total area. There shall be no obligation to pay neither an ordinary nor an extraordinary maintenance fee for undeveloped private areas. EXECUTIVES: Administrators, legal representatives and corporate executives in general who are installed in the Condominium. SUBSIDIARY PROPERTY: Each one of the lots that make up the Condominium, duly identified by a Lot number, and which shall be subject to different stages of development, all of which constitute the private areas of the Condominium. SHARED EXPENSES: Shared expenses will be understood to be those

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which refer to the Administration and maintenance of the Condominium which the joint owners are obligated to contribute to in a manner which is proportional to the percentage of their private property with regard to the overall value of the Condominium, measured in accordance to the square meters built. Shared expenses are those which are established by Law, such as the collection of solid waste, security, shared area maintenance, road maintenance, as well as those expenses which are specified by the Condominium Meeting by recommendation of Administrator of the Condominium in compliance with its obligations. LAW: The Regulating Law of Condominium Property, Law Number seven thousand nine hundred thirty-three of November Twenty-Five, Nineteen Ninety-Nine, and its reforms. ADMINISTRATIVE STAFF: Individuals in general who render personal services to the Occupants or to the Administrator thereof. PROPERTY OF THE CONDOMINIUM: This is understood to be all of the area described in the Deed of Constitution of the Condominium which subjects said area to the Condominium Property System, including all of the corresponding improvements and entitlements thereto. SERVICE PROVIDER: The third party or company whom the Administrator of the Condominium will hire to provide the general services that the joint owners pay through their maintenance fee as entitled in this By-Law. BYLAW: The current Condominium and Administration Bylaw of Condominio Coyol. BUILDING CODE: The compliance of the construction codes and regulations that currently apply in Costa Rica will be a responsibility of each joint owner and the Independent Condominium. The Administration of the Condominium will supervise and inspect fulfillment of al general construction guidelines established in these Bylaws, the Building Regulations and the general standards of architecture, urbanism, construction, structure, esthetics and landscaping for the Condominium and the Independent Condominium BUILDING REGULATIONS: Regulations to be delivered by the Meeting. AFFILIATED SUBSIDIARY: The subsidiary properties of the independent condominiums. WORKERS: Individuals in general who render personal service to the Occupants. VISITORS: These are people who visit the Condominium for any reason, either invited by the Administration or by the joint owners, lessees, occupants or holders, under any title, or those people who work doing repairs, maintenance, construction, cleaning, or who simply visit, or people looking for work, with the exception of the administrative personnel and executives and workers of the Occupants.

FIRST CHAPTER: SCOPE AND TERM

FIRST ARTICLE: General obligatory nature: This Condominium and Administration Bylaw is obligatory to all the joint owners, lessees, occupants or holders under any title derived from the property in condominium, as well as any visitors to whom it may apply. Also, it will be obligatory on the successors of those rights or people who are entitled thereto under any title, lessees or subleases, as well as anybody, either individual or corporation, who under private contract or court ruling should acquire the property, possession thereof, the use and enjoyment of any of the subsidiary properties resulting from the Condominium, which shall be governed by Law, as well as the terms and conditions of the Deed of Constitution of the Condominium. Condominio Coyol is planned in such manner that each one of its subsidiary properties may be constructed and subjected to different stages of development which shall be independent one from others, each of which subsidiary properties shall be capable of being converted into the parent property of an independent condominium, without thereby losing its nature as a subsidiary property to the Condominium, in other words, all of the stages of development will always be connected as part of a general whole which shall enjoy the same services and shared areas. Consequently, the Bylaw of each one of the independent condominiums which will be constituted by each of the subsidiary properties shall be in complete harmony and uniformity with this Condominium and Administration Bylaw, which shall be generally applied and abided by the Condominium, and its stipulations shall prevail in the case of discrepancy, omission or confusion, over the stipulations of the Condominium and Administration Bylaw of the independent condominiums that are constituted by each one of the subsidiary properties that make up the Condominium, since they, even if they become the parent properties of new independent condominiums, shall conserve their nature as subsidiary properties to Condominio Coyol.

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SECOND ARTICLE: Irrevocability: Should there exist any reserved private contract subscribed between the persons indicated in the preceding article which in any manner modifies, alters, or revokes the legal system established by Law and this Bylaw, it shall be found null for all purposes and shall lack validity in regard to the Joint Owners of the Condominium and in regard to third parties, as well as any stipulation of the internal administration regulation of each one of the independent condominiums which may be constituted by the subsidiary properties of the Condominium which modify, alter, revoke the stipulations of this Bylaw, unless otherwise established in these Bylaws. Expressly excluded from this provision are the documents that are mentioned in the Twenty-Ninth and Thirty Third Article of this Bylaw, which are acknowledged as valid and binding on all the joint owners.

THIRD ARTICLE: Reforms: This Bylaw shall be duly approved and enter in effect from the moment in which the Condominium is registered in the Public Registry. Any reform to this Bylaw, as well as the emission of new text shall correspond solely and exclusively to the Joint Owners Meeting, by unanimous decision of all the Condominium owners, according to the provision of Article 27, Paragraph 5, of the Law. In accordance with the above, any reform or draft of a new Bylaw must be verified by public deed and registered in the Public Registry, if such procedure is possible.

SECOND CHAPTER. PRIVATE ASSETS AND SHARED
ASSETS.

FOURTH ARTICLE: Private Assets: The Condominium consists of fifty four subsidiary properties which are described as land for the construction of office buildings, industrial or commercial units, and which make up the private area of the Condominium suitable for construction. Each one of the subsidiary properties has been identified by means of a lot number, as appears on the corresponding blueprint as well as in the deed of constitution. The joint owners acquire, together with the subsidiary or private assets, the right to use the shared elements and areas that are defined by Law and this Bylaw, as well as those entitlements and obligations which are acknowledged and imposed by this Bylaw. In such manner that each one of the joint owners may hold and derive from the entitlement that they may have over the subsidiary property understood to be the private area, the right to enjoy all of those elements of the Condominium that are stipulated for shared use and are necessary for its existence and conservation.

FIFTH ARTICLE: Shared Assets: Shared assets will be understood to be civil infrastructure works, such as: vehicular access ways and on-site concrete or paved roads, sidewalks and gutters with their respective curbs, the storm-water system, sewer system, potable water system, electrical power distribution system and exterior lighting grid, telephone and fiber optic network, irrigation system of share areas, waste water treatment plant, green areas and parks, power and telecom control room, water wells pump & control room, surveillance and vehicular access control stations, and perimeter fence, as well as any other urban development required according to law in keeping with the type of industrial or commercial development to be executed in the Condominium, as well as those set forth in Article Ten of the Law. Likewise and under Article 27 of the Law, shared assets will be those which are qualified as such by the Condominium Joint Owners’ Meeting, even if they are not so by nature, or also those originated out of the necessity, security, health, access, ornamentation and conservation of the Condominium.

SIXTH ARTICLE: The relationship between private and shared assets: No joint owner may be limited in the rational use and enjoyment of shared things, nor may any person allege entitlement to greater use of those things because the percentage of ownership of a private area may exceed that of other joint owners in accordance with the provisions of Law. The rights of each joint owner in regard to shared things may not be pledged, encumbered, attached, or transferred to separate dominion, as they are inherent property rights of the subsidiary property and are consequently inseparable therefrom. The pecuniary liability of the joint owner in regard to shared assets shall be determined on the basis of the percentage of developed privately-owned area that the owner’s subsidiary property represents with regard to the overall area of the Condominium, and renouncement of the use and enjoyment of shared things, be it express or implied, shall not relieve the

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joint owner from responsibility in regard to the conservation and reconstruction of said assets, or even from the payment of maintenance fees, together with any obligation derived from the Condominium Property System, meaning that the joint owners’ liability in regard to shared assets are inalienable. Those assets for shared use and enjoyment may be subject to leasing, prior agreement of the Condominium Joint Owners Meeting by a vote which shall not represent less than two thirds of the total value of the Condominium.

SEVENTH ARTICLE: Use of shared assets: The owners are obligated to ensure the due use of the shared assets of the Condominium, as well as to notify the Administrator of any situation, fact or act which jeopardizes the security and conservation of those assets. Each joint owner, lessee, Occupant or holder, or any individual or corporation which occupies a subsidiary property, independently from the owner thereof, shall be responsible for damages caused to shared things through fault or negligence, or by its tenants, employees, salespeople, or visitors, and they will be liable to cover the costs incurred for repairs, failing which the sanctions set forth herein will be applied. Also, all of the Joint Owners, lessees, Occupants and holders under any title shall abstain from all acts, even within their own property, which impede or lessen the efficiency of the operation or use of the shared areas.

EIGHTH ARTICLE: Improvements to shared assets and maintenance: Under Article 30 of the Law, the Administrator is responsible on behalf of the Condominium Joint Owners’ Meeting for the care and surveillance of the shared assets and services, the care and operation of the installations and general services, as well as of all of the conservation processes of the Condominium. Furthermore, the Condominium Joint Owners’ Meeting may set the corresponding guidelines for the Administrator to perform his/her duties, and particularly regarding the care of the shared assets. Improvements to the shared assets shall be approved in the Condominium Joint Owners’ Meeting according to Article 14 of the Law in the following manner: a) Necessary improvements shall be approved by owner votes representing a simple majority of the value of the Condominium, and b) Useful improvements, by owner votes representing two thirds of the value of the Condominium. The Joint Owners, lessees, Occupants or holders, under any title, are obligated to permit and support the annoyance caused by maintenance work in shared and private areas, as well as conservation work and repairs. Consequently, the access and throughway of the people in charge of overseeing, directing and performing such work shall be allowed in all of the areas of the Condominium that are involved in maintenance. The Administrator, on his/her part, shall implement all pertinent measures to ensure that the maintenance work produces as little annoyance or damage as possible.

THIRD CHAPTER. GOVERNING AND ADMINISTRATION BODIES

NINTH ARTICLE: On the Condominium Owners’ General Meeting, meetings, convocation and quorum: The Condominium Joint Owners’ Meeting, is the Supreme Body of the Condominium and therefore its governing body, and its decisions are binding on all the joint owners, lessees, occupants or holders, under any title, of the subsidiary properties or areas of the Condominium. The Meeting is formed by all the joint owners, either individuals or corporations, which hold property title over the subsidiary properties of the Condominium. The meetings of the Joint Owners Meeting must be held ordinarily according to law and this Bylaw at least one time per year during the month of January, and extraordinarily when so summoned by a number of owners who shall represent one third of the total value of the Condominium or by the Administrator in performance of his/her duties under Article 25 of the Law or when so stipulated during a preceding Meeting. Quorum to call order of the Meeting on the First Summon will be accounted by those joint owners representing a minimum of two thirds of the total value of the Condominium, and by any number of joint owners present for the Second Summon. All summons shall be issued in writing and with acknowledgment of receipt by any adult person in his/her right mind who may be working at the domicile of the Joint Owners which they notified to the Condominium Administrator for that purpose. In cases in which the subsidiary is also the parent of another condominium, summon notice must be delivered to the office of the administrator of the

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Independent Condominium. At the option of the Condominium Administrator, summons must be made by means of a publication in a national newspaper at least 30 calendar days in advance of the date on which the Meeting will be held, without considering the day of the publication or the date of the meeting when estimating said period. Summon notices must specify the agenda with specific issues for consideration, as no miscellaneous matters will be allowed; the place, date and time set for the first and second summons. Failure to fulfill any of the above-stated requisites will result in the annulment of Meeting held. Once the Meeting has been summoned, those subsidiary properties which are also the parents of independent condominiums must hold their own joint owners Meeting in advance to bring a single position to be taken in regard to the issues submitted for consideration on the agenda in the summon of Condominio Coyol, as well as to appoint a representative to attend the Meeting and vote according to instructions. In that case, the Meeting of each individual subsidiary condominium will hear or resolve its own internal issues, which may not have been previously included or described in the summon notice of Condominio Coyol, though point number one of their own summon and the primary reason for the meeting shall be to appoint the representative and provide voting instructions for the Condominio Coyol’s Meeting. The Condominium’s Meeting will be presided over by the Administrator, except that the duly constituted Meeting should agree otherwise by simple majority vote of the attendee owners.

TENTH ARTICLE: General Meeting competence and qualified votes: It is the competence of the Condominium Joint Owners’ Meeting to resolve matters of shared interest that do not fall within the powers and obligations which shall be specified below for the Administrator. The Ordinary Meeting shall hear the Administrator’s report and accounts, approve the budget of the following year and determine how to fund said budget. The following agreements are exclusive to the Condominium Joint Owners’ Meeting and require unanimous approval of all the owners: a) Those which modify the general destination of the condominium. b) Variations of the proportional areas of the subsidiary properties with relation to the total area of Condominium or the area of the shared assets. c) Renouncement of the condominium property system. d) The encumbrance or pledging of the totality of the Condominium. e) Modification of the deed of constitution or this Bylaw. f) Intentionally deleted. g) Intentionally deleted. h) Modification of the general guidelines of the Condominium’s architectural language and the construction quality standards established herein. Furthermore, approval by at least two thirds of the votes of the total value of the Condominium will be required: a) To acquire new shared assets or specify in any manner how they may be utilized, as well as to destine parts or sections of the Condominium as joint-owned property which are not so by nature or which are essential to the existence, security and conservation thereof. Also, to restrict shared use areas to one or several of the Condominium joint owners as defined in this Bylaw. c) To authorize shared things to be leased. d) To approve the total or partial reconstruction of the Condominium. e) To determine the amount of insurance coverage that must be taken out on the Condominium, beyond the coverage stipulated by law. f) To approve and modify the Building Regulations g) Variation of the specific destination of a subsidiary property. h) Variation of the destination of existing shared assets. Under Article 27 of the Law, when, in all of the preceding cases, a single owner represents less than fifty percent of the total value of the condominium, the remaining fifty percent of the votes will be required, met in Meeting to resolve the stated agreements. All other agreements, except the Administrator’s appointment, as well as removal to hear his/her resignation and the determination the amount of remuneration for his/her services, will be resolved by simple majority of the attending votes of the Meeting, such as and without being limited to the amount of the Condominium’s maintenance fee which each owner must cover in proportion to the value of that owner’s subsidiary property, as well as the determination and authorization of extraordinary maintenance fees. The Meeting may delegate its powers provided that it is not against the law or this Bylaw. All vote counts during Joint Owners’ Meeting will be calculated on the basis of the private area (filial lots) in square meters, in other words, each subsidiary property vote will count and be added up according to the percentage of ownership with regard to the total area (filial lots) of the Condominium that is specified in the description

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of the registered subsidiary properties of the Condominium.

ELEVENTH ARTICLE: Representation in the Condominium Owners’ General Meetings: The joint owners may be represented in the Joint Owners’ Meetings by general or universal proxies, duly qualified by a notarized affidavit no older than five calendar days, or by a proxy granted to any person, owner or not, which the proxy holder must submit in original, duly authenticated by an attorney. In those cases in which the subsidiary property is also the parent property of another independent condominium, it must be represented in the Joint Owners’ Meeting by a special holder duly appointed for that purpose by the Joint Owners’ Meeting of such independent condominium subsidiary property, who may be the Administrator of the Independent Condominium. The special power of attorney granted for these purposes must be legalized and the special holder must accredit such legalization by presenting the original affidavit of the deed of legalization of the agreement, which shall specify the matters that the special holder may vote on, and how the holder should vote, and which matters may be discussed by means of a brief description of the arguments. Also, in the case in which the same subsidiary property belongs to more than one owner, or if rights of real usufruct or simple possession have been constituted thereupon, both the co-owners as well as the real property title holders and bare property holder shall be represented by one single person in the General Meetings, producing one single vote for the subsidiary property according to the provisions of law in regard to the person who is entitled to vote or by a legitimate decision of the parties, in which case the respective proxy letter, authenticated by a lawyer, shall be submitted.

TWELFTH ARTICLE: The Condominium Book: All General Meeting resolutions shall be consigned in a Condominium Meeting Book that will be kept by the Condominium for that purpose, which shall be duly legalized by the Condominium Properties Section of the Public Registry under Article 28 of the Law. The Meeting Minutes shall be signed by the President and Secretary of each Meeting. Also, the accounting books will be kept as needed for the order, control and reporting capability of the Condominium Administrator, which must also be dully legalized by such dependency, or by the General Directorate of Direct Taxation.

THIRTEENTH ARTICLE: On the Administrator. Appointment, fees, removal, resignation and substitution: The Condominium Administration shall be in charge of an Administrator, who may be an individual or corporation, a joint owner or not, who in regard to the Condominium and the shared assets shall have universal powers of attorney without limit of sum according to Article 1253 of the Civil Code. The Administrator will remain in the position for a period of five years beginning on the date of appointment by the Condominium Joint Owners’ Meeting and may be reelected indefinitely for equal and consecutive periods, however he will continue in office until a new Administrator is named, even though the five year term has passed. In the case of electing a corporation, it will designate an individual who will execute the corresponding functions in its name and behalf. The appointment of the Administrator shall be made by a two thirds vote of the total value of the Condominium in the Condominium Joint Owners’ Meeting summoned for that purpose, from among the candidates proposed by any joint owner, the Joint Owners’ Meeting, or the outgoing Administrator. The Administrator will earn a monthly fee which will be set by the Meeting that elects him, which will be reviewed once a year. The Administrator who is appointed for the Condominium may be removed prior to the expiration of the term of appointment by a vote representing two thirds of the total value of the Condominium and for causes which may be discussed and resolved in the Meeting summoned for that purpose. The Administrator may resign at any time, due to which he shall summon and inform the Condominium Joint Owners’ Meeting at least sixty calendar days in advance of the date on which the resignation becomes effective, so that the Meeting may take the corresponding measures to it’s substitution, and receive and approve the Administrator’s final administration report. The Condominium Joint Owners’ Meeting shall appoint a Commission, which the outgoing Administrator may be on, to find suitable candidates to manage the Condominium within a term of thirty calendar days beginning on the submission date of the Administrator’s resignation, and it shall submit a

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recommendation thereof to the following Joint Owners Meeting that shall be summoned by the outgoing Administrator for such purpose. The Joint Owners Meeting for this purpose shall be held during the last five business days of the thirty calendar day term given to the Commission to find candidates, which shall foresee the term of the summons, and the appointment of the substitute will be conducted so that him/she/it may start in office on the date the outgoing Administrator’s resignation shall be effective, at the expiration of the sixty calendar days stipulated hereinabove, term during which the Administrator shall function normally. The term between the appointment of the substitute Administrator and the date of effect of the Administrator’s resignation will be used by both to inform the substitute Administrator regarding everything related to the Condominium and the Administrator’s current duties, as well as the obligations and entitlements provided by that position. When the Meeting appoints a substitute Administrator or a new one at the expiration of the term, the outgoing Administrator shall turn all the Condominium’s Books, Accounting and Financial Statements, and all of the documentation, office equipment and accouterments that were specified for administration use, over to the new or substitute Administrator. The new or substitute Administrator will have the same faculties, obligations, responsibilities and entitlements established by this Bylaw and the Law once the appointment has been accepted. The substitution of the Administrator and the appointment of the new one resulting from the expiration of term will be immediately registered in the Public Registry on the date of effect of the new appointment.

FOURTEENTH ARTICLE: On the Faculties of the Administrator: Under Article Thirty of the Law, the faculties of the Administrator of the Condominium are: a) The care and surveillance of the shared assets and shared services, providing the Condominium with a team of security officers to guarantee the safety of the shared assets and the people within it, and to ensure compliance with the provisions on entry, stopover, and exit of people, vehicles and goods as established in the Bylaw. b) Attention to, maintenance and operation of the public or shared installations and services of the Condominium, among which are without limitation: the maintenance and conservation of green areas, streets and vehicular and pedestrian access roads, sidewalks, curbs and gutters, the main entrance, the shared parking areas of the Condominium, and shared service installations, as well as the maintenance of the public lighting service in the shared areas. The Administrator will authorize access into the Condominium of all government and local agencies, governing and regulatory bodies, basic utilities, general services previously hired by the Condominium from data communications and cable television companies; c) Everything to do with the Administration and conservation of the Condominium, with the exception of the maintenance of the private areas of the subsidiary properties that are occupied by joint owners, including their administrative, green and service areas. The maintenance of the shared areas, public and shared streets and access ways, as well as green zones, and external and shared gardening shall be the responsibility of Administration; d) The execution of the Condominium Joint Owners’ Meeting agreements; e) Prior empowerment by the respective Joint Owner, the Administrator may file for the eviction of any occupant, other than a property owner, who repeatedly violates the Law, this Bylaw or the Park’s Regulations, or who intends to operate out of the Free Zone system and regulations, as long as such special regime remains in force and the applicable Law and Condominium Bylaws are expressly modified in order to permit the coexistence in the Condominium of companies that are beneficiary of the Free Zone Regime, and companies that are not. In such case, the Bylaws must be modified unless such amendment to the Bylaws materially affects the financial situation of Zona Franca Coyol, S.A., or the current beneficiary of the Free Trade Zone Regime as Administrator of the Free Trade Zone Park according to Free Trade Zone Law. f) To demand compliance by the Joint Owners of their obligations under this Bylaw and the Law; to oversee the protection of their rights, impose fines, sanctions and lodge court actions resulting from breaches and on behalf of the Condominium, and to issue the respective notifications and processes to the joint owners with regard to the norms that regulate the Condominium, and to issue advices and evict joint owners accordingly and by means of the applicable mechanisms and procedures. g) The Administrator is authorized to constitute in favor of

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government institutions or public utilities companies, easements on the Common Areas of the Condominium, that shall be required for the procurement, installation, maintenance and operation of basic public services for the Joint Owners. Therefore, the Administrator can perform all actions and execute all documents necessary to constitute such easements. The creation of any easements of this nature, may not affect the rights which to date Hologic Surgical Products Costa Rica, S. A., has, in his capacity as lessee of the subsidiary properties of the Province of Alajuela, numbers sixty-eight thousand five hundred and fourteen-F-zero zero and sixty-eight thousand five hundred and fifteen-F-zero zero, nor its operation in Condominium. The Administrator will be have a SPECIAL POWER OF ATTORNEY (Poder Especialisimo) pursuant to article 1408 of the Civil Code of the Republic of Costa Rica, to negotiate and sign all documents, forms, deeds and grant or donation deeds, affidavits and contracts required to achieve development, procurement, construction and donation to the Costa Rican Institute of Electricity, of the electricity distribution infrastructure and of telecommunications facilities and networks, for all stages of development identified as Coyol Free Zone, located in the Condominium, and shall ensure the Instituto Costarricense de Electricidad, and its representatives, the unrestricted right of way in the Condominium for the construction, inspection, installation, maintenance and operation of infrastructure donated, or to be donated. FIFTEENTH ARTICLE: On the Obligations of the Administrator: It shall be the obligation of the Administrator: a) To render an annual report on Administration operations and results to the Condominium’s General Ordinary Meeting which is held in July of each year, and in each Meeting as requested by any joint owner or by the Condominium Joint Owners’ Meeting. b) To submit the projected Annual Administration Budget and Financial Statements related to the results of the Administrator’s performance, supported by accounting books which may be audited independently at the request of the Condominium Joint Owners’ Meeting by simple majority of attending votes and by an auditor appointed thereby. c) To resolve conflicts that arise between joint owners related to the use and enjoyment of the shared assets of the Condominium. d) To collect maintenance fees and establish and maintain a legal reserve fund, as well as collect fines, impose terms for the correction of breaches of this Bylaw and the Building Regulations, to take action according to pertinent court rulings, to issue advices and execute evictions of joint owners. e) To oversee that the tranquility and order that must prevail in the Condominium are not disrupted in any manner, and to adopt any necessary corrective measures to correct such situations. f) To submit and make available Condominium information to joint owners, upon request. g) To certify the outstanding debt of owners under title of ordinary and extraordinary maintenance fees, interest and fines, requested by any Joint Owner or the Condominium Joint Owners’ Meeting. h) Intentionally deleted. i) To execute all of the processes entrusted by the Condominium Joint Owners’ Meeting or imposed by Law or this Bylaw. j) The Administrator shall employ the care of a good parent in the fulfillment of him/her/its duties and will be only be liable for failings, faults, or negligence in attending and managing administration. The Administrator will not be liable for losses, damage and injury caused by actions taken or omitted under specific provisions of the Condominium Joint Owners’ Meeting, the Law or this Bylaw, or resulting from individual instructions given by Joint Owners, as may be. The Administrator will be liable for losses imputable thereto as a result of him/her/its Administration, fraud, tortuous, failings, faults or negligence, and because of acts performed other than as ordered by the Condominium Joint Owners’ Meeting, the Law or this Bylaw, which shall be paid by the administrator from him/her/its own pocket and such shall be reflected in the statement of earnings of the Administrator’s term of Administration; k) Only during the term in which the Lease Agreement referenced in Article 33 below is still in effect, it will be an obligation of the Administrator to give written notice to Cytyc Surgical Products Costa Rica, S.A., to the address indicated in such Lease Agreement of any Condominium Joint Owners’ Meeting that will be held in order to change or modify the Condominium Bylaws. Such notice shall be given to Cytyc Surgical Products Costa Rica, S.A. at least 30 calendar days in advance to the celebration of the Condominium Joint Owners’ Meeting and shall include a clear indication of the changes proposed. The Administrator will have no

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further responsibility other than delivery the notification as established hereto. I) To ensure compliance of the Building Regulations, for which he may hire a consultant who will be civil engineer or an architect duly collegiate in Costa Rica. The Administrator shall keep a Minute Book of Meetings on Constructions, duly identified and approved by the Joint Owner’s Meeting, which shall contain any subject addressed, its background, the Administrator’s considerations in relation to constructions and the vote and final decision in each case. Minutes shall be taken by those who appoint the Administrator, and shall be signed by it. The Administrator may also maintain a record numbered independently of each subject matter, with all documents related to the case. The Book of Minutes of Meetings on Construction and records of each case shall be in custody of the Administrator and will always remain in it’s offices, except when in use Administrator advisers and will be open custody papers by the Joint Owners or those persons expressly authorized by them in writing.

SEVENTEENTH ARTICLE: Faculties of the Administrator regarding Administration: The Administrator will have the following attributions regarding constructions, as well as all those assigned by the Building Regulations: a) To develop and interpret the architectural, construction, esthetic, urban and landscaping guidelines that are established in the Public Deed of Constitution of the Condominium, in the approved Plans and Blueprints of the Condominium approved by the corresponding authorities, and in the Bylaw of the Condominium, in such manner that all of their specifications become an application, extension or logical consequence of such specifications, developing them and facilitating their application. b) To supervise and inspect, as required by the Condominium and its Joint Owners, the approved Plans and Blueprints of specific construction or improvement of a common area work. c) To fulfill all the functions and tasks that the Condominium Joint Owners’ Meeting assigns thereto. d) To ensure that all construction in the Condominium, either in its shared or private areas, meets the applicable norms and regulations of all public regulatory agencies, plans and the general design of Condominio Coyol, its Deed of Constitution and Bylaw and Building Regulations. f) To impose the fines and sanctions established in this Bylaw and reflected by the Building Regulations to the Joint Owners who violate its provisions, in which the Administrator will fully collaborate. g) To recommend to the Meeting the establishment or modification of said fines and sanctions, or other necessary norms in the Bylaw of the Condominium. h) To recommend to the Meeting to lodge legal action against Joint Owners who violate the construction, architectural and urban codes of the Condominium. i) To propose modifications or improvements to the Condominium’s shared areas. k) To name at discretion up to two professional advisors to attend to each issue that is put before it, and to set reasonable fees for the advisory services rendered thereby to resolve a matter of the Administrator’s competence. The fees of such advisors will be paid by the applicant Joint Owner, or by the one affected by the matter put before the Committee or by the Joint Owner who is affected by the Administrator’s resolution, as is set forth and established in the Building Regulations. The Administrator’s advisors will be selected according to criteria of absolute reasonability and will be hired by the Administrator’s to issue suitable professional criteria to solve each issue. l) To modify the specifications of the architectural language of the Condominium and the quality standards of the construction established by the Building Regulations and the Administrator, provided that they do not contradict the stipulations of this Bylaw.

EIGHTEENTH ARTICLE: Building Approval Procedure: Any construction in the subsidiary properties which the joint owners, lessees, occupants or holders under any title may wish to execute in the exterior of the buildings, including without limitation, building additions, facade modifications, color modifications, electrical installations and mechanical additions, must be approved by the Administrator of Condominio Coyol, that will not be unreasonable withheld. For this, they will submit a preliminary proposal or building plan to the Administrator which shall include all of the general relevant information, such as a construction specifications, location on the subsidiary property, connection with the public utility installations of the Condominium, and all other information that the Building Regulations will deem necessary. The Administrator may make suggestions and propose changes prior to the approval of the plans, and it will have ten business

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days counted as of the day following that on which the complete information of the projected construction is submitted. Approval of the preliminary project and plans by the Administrator must be obtained before the filial property owner processes the building permits before the public regulatory agencies. When the building plans are approved by the Administrator and by the public regulatory agencies, the Building Administrator will reserve a set of plans for verification and supervision of the construction and it will have unrestricted access thereto until completion, and regarding which it may request immediate changes, when construction does not coincide with what was previously approved. No construction may begin without having obtained and provided to the Administrator a copy of all construction blueprints duly approved by the corresponding entities.

NINETEENTH ARTICLE: Sanctions: Those joint owners who violate the stipulations and conditions of the Bylaw regarded to construction, the Building regulations and/or the guidelines established by the Administrator, will be subject to pay a fine equivalent to TWO THOUSAND DOLLARS of the United States of America per calendar day from the moment of initiation of construction without the prior authorization of the Administrator until such authorization is given. This fine will specifically apply to the cases set forth in this clause and shall exclude the application of the fine stipulated in paragraph g) of the 23 Article of this Bylaw, notwithstanding that the procedure to charge such fine in the case of the default of payment in good faith of the joint owner, and its purpose, may be identical to the one set forth in the stated 23 Article. If the Administrator’s suggested changes are not implemented by the given joint owner in his/her/its construction, and if the Administrator considers them necessary to guarantee the harmony and balance of the structure, systems and general functions of the Condominium and the other joint owners, and that they are required in defense of the common welfare, the Administrator may elevate to the knowledge of the Meeting, the he proposed construction, the changes suggested and the approval of the construction for the Condominium, and the joint owner will equally be liable to pay the fine established above to the Condominium if construction is initiated without the prior authorization of the Meeting, which must be given by a two thirds vote of the total value of the Condominium.

FOURTH CHAPTER: FINANCIAL PROVISIONS OF THE CONDOMINIUM:

TWENTIETH ARTICLE: The Condominium Bank Account: All of the funds that the Administrator receives and manages under title of maintenance fees according to the annual budget, as well as any other funds or amounts of money received by the Administrator in payment of the Condominium expenses, shall be deposited in a bank account which shall be opened by the Meeting in the name of the Condominium for that purpose, in which the Administrator will be authorized to sign checks, make withdrawals and deposit funds, and to execute any other usual bank account operation, except closing the bank account or opening others, which will require a decision by a simple majority of attending votes in the General Meeting. The persons who are expressly authorized by the Condominium Joint Owners’ Meeting to do so, may also sign on the bank account.

TWENTY-FIRST ARTICLE: Legal Reserve Fund: The Condominium annual expense budgets will include the formation and maintenance of a Legal Reserve Fund formed by annually withholding five percent of the cash income, up to twenty percent of the annual budget. The legal reserve fund will be specifically for the resolution of the Condominium’s extraordinary conservation, maintenance and restructuring needs, or to cover any delay in the collection of maintenance fees from permanent occupants, which will be dully supported by the Administrator. When the fund decreases to below the percentage stipulated herein, a surcharge will be imposed, the amount and form of which will be agreed by the Condominium Joint Owners’ Meeting, until the agreed amount is reached, in such manner that the Legal Reserve Fund remains at twenty percent of the annual budget of the Condominium.

TWENTY-SECOND ARTICLE: Maintenance Fees: a) Ordinary maintenance fees: The joint owners of the different subsidiary properties of the Condominium are obligated to contribute an ordinary maintenance fee which shall be set according to the square

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meters of the constructed private area of each subsidiary property, i.e., the constructed private area within the percentage of ownership compared to the total area of the Condominium, to cover: a.i) Maintenance fees, the modification and repair of the shared assets of the Condominium. a.ii) Insurance premium payments for the infrastructure civil works in the shared areas of the Condominium. a.iii) Tax, rate and fiscal or municipal contribution payments levied against the Condominium, the shared areas and fixtures thereof. a.iv) Administrative, security, and institutional publicity expenses, in equal proportion. a.v) The fee set for the Administrator. a.vi) Expenses under title of professional services contracted by the Condominium be they legal, accounting, auditing, engineering, topographic and any other professional service which may need to be contracted to cover the general needs of all the Joint Owners of the Condominium. a.vii) Lastly, the ordinary maintenance fee will cover trash collection of the three point four cubic meter trash bins assigned to each joint owner. When collection requirements exceed the capacity of said bin, the service will be covered as an individual additional expense by each Joint Owner, who shall pay it independently and above the ordinary maintenance fee. Undeveloped private areas are not obligated to pay an ordinary maintenance fee. The ordinary maintenance fee will be set by the Condominium Joint Owners’ Meeting by a simple majority of attending joint owners in the Condominium Joint Owners’ Meeting as part of the approval of the Annual Budget submitted by the Administrator, and it will be collected and managed by the Administrator of the Condominium. Any delay in payment shall be subject to a late interest which shall be set by the Condominium Joint Owners’ Meeting for that purpose, which percentage shall prevail when the Condominium Joint Owners’ Meeting fails to expressly set a different one when it approves the ordinary maintenance fee each year. b) Extraordinary maintenance fees: In view that the shared areas of the Condominium are made up primarily of infrastructure and urban civil works such as: streets, sidewalks and vehicular and pedestrian access ways, curbs and their respective gutters, sewage, pluvial and sanitation systems, drinking water system, fire prevention system, power and exterior lighting network, telephone and cable television network, irrigation system, waste water treatment plant, green zones, master power control room, water system access control room, guard houses and perimeter fence, and parks, the respective maintenance fees will be covered by the owners per month according to the Condominium’s real maintenance needs, due to which the Condominium Joint Owners’ Meeting shall require a simple majority of attending votes to establish the extraordinary maintenance fees to cover such real needs, and it will set them according to the square meters of the developed private area of each subsidiary property, i.e., the constructed private area of the percentage of ownership compared to the total area of the Condominium. The Condominium Joint Owners’ Meeting will also set extraordinary maintenance fees to cover any extraordinary expenses or needs of the Condominium which are not specified in the approved Annual Budget, and which, due to their nature, must be paid by means of a contribution from all the joint owners according to the percentage of their Installed private areas, all of which will be justified by the Administrator to the General Meeting or proposed by any one of the Joint Owners. There shall be no obligation for undeveloped private areas to pay extraordinary maintenance fees. Defaulted extraordinary maintenance fees will be subject to the same late interest specified for ordinary fees. c) Maintenance fee payments: i) Both ordinary and extraordinary maintenance fees must be canceled within the first five business days of each month at the office of the Administrator of the Condominium. ii) The maintenance fee obligation will be charged directly to the Joint Owner, even if he/she/it does not personally occupy the subsidiary property. iii) In the case in which the Joint Owner does not furbish, use or occupy the subsidiary property, and cannot be located by the Administrator to charge the maintenance fee, or if, upon having been located and notified, the Joint Owner does not meet the demanded payment in a preemptory term of five business days after the date of the Administrator’s collection advice, whomsoever does furbish, use or occupy the corresponding subsidiary property under any title will respond for the maintenance fee and late interest, without impairment of the civil nature of the joint and several liability of the Joint Owner. iv) When a subsidiary property of the Condominium is sold or transferred under any title, the seller is

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under the obligation to present to the Public Notary of record of the sale a certification issued by the Administrator of the Condominium specifying that such subsidiary property is up to date in the payment of its fees under title of shared expenses. if the subsidiary property is in default and the sale is made, the buyer will be considered the joint and several debtor for the amount which will be certified by the Administrator, without impairment of charging the seller the amount that he/she/it owes under this title. d) Maintenance fees of Independent Condominiums: Likewise, when the subsidiary property is also the parent property of an independent condominium, the ordinary and extraordinary maintenance fees of such condominium will be defrayed by means of the proportional payment that the owners of the affiliated subsidiaries must make to the independent condominiums according to the value that their affiliated subsidiary properties represent in comparison to the total value of the independent condominium. The ordinary and extraordinary maintenance fees of the independent condominium must include in their amount the ordinary and extraordinary maintenance fees of Condominio Coyol, in such manner that the owners of the affiliated subsidiary properties contribute proportionally to the payment of the obligations to Condominio Coyol of the subsidiary property that is the parent property of the independent condominium. Said payments will be made to the independent condominium Administration, which will be in charge of making the full and total payment of the ordinary and extraordinary maintenance fees to Condominio Coyol through the office of the Administrator, while retaining the amount of expenses that are exclusive to the independent condominium for the uses and purposes assigned thereto.

FIFTH CHAPTER. JOINT OWNER RIGHTS AND OBLIGATIONS.

TWENTY-THIRD ARTICLE: On the Rights and Obligations of the Joint Owners: a) The use and destination of the subsidiary properties: The Joint Owners will use their subsidiary properties in accordance with the designated use specified in this Deed of Constitution, and according to the general destination of that Condominium which is made up by land where that is projected for the construction of horizontal, mixed or vertical office, industrial and commercial units, which shall jointly conform an Industrial Park which is subject to the Free Zone System approved by the Ministry of Foreign Trade and Promotora de Comercio Exterior — PROCOMER. Furthermore, the subsidiary properties may not be destined for uses that are contrary to the law, morals or customs, nor may they serve for any except the expressly agreed use. Joint Owners, lessees, occupants or holders of the subsidiary properties have to remain operating as Free Zone companies, as long as such special regime remains in force and the applicable Law and Condominium Bylaws are expressly modified in order to permit the coexistence in the Condominium of companies that are beneficiary of the Free Zone Regime, and companies that are not. In such case, the Bylaws must be modified unless such amendment to the Bylaws materially affects the financial situation of Zona Franca Coyol, S.A., or the current beneficiary of the Free Trade Zone Regime as Administrator of the Free Trade Zone Park according to Free Trade Zone Law. b) Rules on the joining and division of subsidiary properties: The Joint Owners may unite adjacent subsidiary properties into a single unit under one property title. The division or segregation of such properties will respect the minimum frontage of five linear meters along public streets in the shared areas, and a minimum area for the division of a subsidiary property of three hundred square meters, provided that the divided parts meet all of requisites of the Law and this Bylaw for subsidiary properties. b) Rules for reunion or division of the subsidiary subsidiaries: The Joint Owners may reunite adjacent subsidiary properties to form a single unit under a single title of property and may create subcondominiums within the subsidiary properties. For the division or separation of the subsidiary properties, the resulting properties must comply with a Common Area public street front of at least five lineal meters and a minimum area for the segregation of three hundred square meters, provided that all resulting properties comply with all conditions mandated by the Law and by these Bylaws. It is understood that the setbacks indicated by the present regulations, shall be maintained in any case, in relation to the original subsidiary property, and not the resulting property. The same provision applies for Independent

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Condominiums, where the setbacks shall only remain with respect to the subsidiary property that is the source property of the Independent Condominium. c) Building Quality Standards: The joint owners shall comply with all of the building quality standards of the Condominium as established by its Deed of Constitution, Bylaw, Building Regulations, and the Administrator of the Condominium, which shall be included in and specified on the building plans of approved constructions. d) Private services: The Joint Owners may establish, at their expense, services for their exclusive use, provided that they do not jeopardize or annoy other Joint Owners or the shared areas of the Condominium. On-site building maintenance may be provided by each joint owner, lessee, occupant or holder, under any title. e) Maintenance of private areas: The Joint Owners are responsible for maintaining, cleaning and decorating the on-site private areas that correspond to the subsidiary properties. The maintenance of road surfaces and parking foundations, the internal streets and access ways of each building and subsidiary property that form part of the private area will be the responsibility of each joint owner, as well as the care, irrigation and maintenance of the green areas and gardens within such private areas. f) Forbidden acts: The Joint Owners may not by any act or failure thereof disturb the peace of other joint owners or their private areas, or compromise the stability, safety, health or comfort of the Condominium, or in fact or potentially damage or affect the infrastructure of the Condominium and its shared areas. g) System of Fines: Violation of the Joint Owner obligations set forth in this clause and in general throughout this Bylaw will result in a fine of TEN THOUSAND UNITED STATES OF AMERICA DOLLARS for the fact of the breach, and the obligation of that joint owner to correct his/her/its breach within a fixed period of thirty calendar days beginning on the date of the written advice from the Administrator regarding the act, a fine and the term for correction. After that term, if the breach persists, the Joint Owner will be obligated to pay an additional Ten Thousand Dollars of the United States of America for each month in which said breach persists, and the term of correction of thirty calendar days. A second refusal by the joint owner to pay the fines and correct the breach will produce the request of the Administrator to the competent legal authority which will order the payment of the fines and correction of the joint owner’s breach. The summary procedures established by the Civil Procedural Code are stipulated for processing the claim for payment of the fine by the joint owner, in the case in which it is not paid in good faith, and for processing the correction of the breach, though in this case of intervention by a legal authority, current and late legal interest on the amount of the fine will accrue until the date on which the process finalizes with the corresponding payment, together with procedural and personal costs, which shall be at the expense of the joint owner in breach. The amounts under title of fines that are collected by the Condominium Administration will be applied in the first instance to the Legal Reserve Fund if the corresponding percentage is such fund is not complete, and in the second instance, to approved improvement expenses of the Condominium, all without impairment of those indemnities that legally correspond against the Joint Owner and in favor of the Condominium should the breach thereof cause further damages to the Condominium. h) Obligation to evict from the Condominium: Because the Condominium is an Industrial Park subject to the Free Trade Zone System, and regulated by the general obligatory norms related to its nature and use, the obligation of eviction from the Condominium is established within the sixty calendar days following the date on which the following acts are incurred by joint owners, lessees, occupants or holders under any title of a subsidiary property and dully notified by Condominium Administrator: (i) Reiterated violation or breach of the obligations specified by the Ministry of Health for the normal operation of a business established in a subsidiary property in particular; (ii) The disqualification of the Occupant by the Ministry of Health, if its processes and operations are very noisy and generate potential risks of contamination of other nearby companies or residences, or the misuse of the waste water treatment plant, as the result of the violation of the provisions of the Industrial Regulations for Metropolitan Areas published on June Eighteen, Nineteen Ninety-Five, and its future reforms, as well as any other Ministry of Health or other government authority applicable norm, law or regulation which establishes and determines that such company should not continue to operate or that it cannot continue its activities within the

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Condominium due to its location, nature and use, as an Industrial Park and with the application of the Free Zone System. (iii) The loss of the Free Zone System by causes directly imputable to the Occupant, as long as such special regime remains in force or abandonment of the subsidiary property where the company in particular operates. If such loss where to generate a loss of benefits of the Free Trade Zone Regime to the Administrator, it shall also compensate the Administrator the costs such losses. (iv) Breach in the payment of the maintenance fee to the Condominium for six consecutive months. (v) Repeated damage to the shared areas and services of the Condominium, or a one-time damage that is not duly repaired or compensated by the joint owner, lessee, occupant or holder under any title of a subsidiary property in particular to the Condominium within the term and for the reasonable amount specified by the Administrator and approved by the Condominium Joint Owners’ Meeting. i) General applicability to holders under other title: Any person who holds any title over the subsidiary properties, either as lessees, occupants or holders, or others, will be subject to obey the same obligations established for Joint Owners, who shall ensure their compliance. In case of non compliance, damages or any other action for which fines are applicable, such fines will be imposed on joint owners by Administration, and they will rebound to the lessees, occupants or holders. Nonetheless, if the non compliance, damage or other action is attributable to the lessees, occupants or holders of the subsidiary properties, then such person will be will be jointly liable with the Joint Owner and Administration may impose fines and liabilities demandable on them under this Bylaw. j) Notice of accidents or circumstances that may generate liabilities to the Condominium or Park Administrator: Joint Owners and Occupants shall be required to notify the both the Condominium and the Park Administrator of those circumstances or accidents happening within their subsidiary properties that may generate civil, criminal, or tortuous liability, either directly or indirectly, to the Condominium and/or the Park Administrator. The Joint Owners and/or Occupants shall give notice of said accidents or circumstances within the ensuing twenty-four hours of its knowledge of their happening. Notice to the Condominium and the Park Administrator shall not cause the Condominium and the Park Administrator to have or assume any liability whatsoever, related to such accidents.

TWENTY-FOURTH ARTICLE: Architectural language of the Condominium: Joint owners, lessees, occupants and holder, under any title, will be responsible for constructing their buildings and maintaining their subsidiary properties in suitable conditions that will not jeopardize the Condominium’s general image, due to which they will abide by the following provisions: a) Architecture: The architecture of the buildings in each construction project on a subsidiary property must be harmonious with the architecture of the other existing constructions in the Condominium. The architectural concept consists of managing pure geometric forms and derivatives thereof. b) Colors: The buildings of the Condominium will use suitable colors approved In advance and in writing by the Administration. c) Materials: Top quality materials will be used in the buildings, particularly the exterior walls will be made of concrete, dry wall or any other material approved by the Administration as stated, except for metal partition walls which will not be allowed as a primary element, only in specific sections, for expansion purposes or as an architectural accent. d) Fences: The only fences allowed are live hedges with a maximum height of one point five meters along the borderlines of each property, prior Administration authorization. Under no condition will the construction of solid railings or cyclone fencing be authorized, except around the external perimeter of the Condominium or to protect restricted access areas. In this tatter case, they must be covered with the appropriate material, with greenery or a material similar to black saran. e) Signage: For businesses to place signs, they must have Administration authorization. The signs must have a compatible architectural design with the building that they identify. The materials, finishes and colors, but those of the logos, or trade marks of the companies, must coordinate with those of the building, and be located in areas designated by Administration for that purpose. Sign illumination must not be flickering. The sign shall be limited to the name of the company and may include its logo and information of the product to be provided by the Joint Owner. It may be located in a concrete structure at ground level. Signs hanging from the ceiling, main walls or posts are not allowed. Flag

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poles may be installed, providing that they do not exceed 10 meters in height and the size of the flags must not exceed 150 centimeters by 300 centimeters. The size of the signs will be related to the front dimension of the building and the printed area of it will have a maximum of 2 meters long, by 1.5 meters high, per every 50 meters of front of the building. The Sign shall be limited to the name of the company, may include its logo as well as product information and the Free Zone Park address information. The Administration may approve signs in large pedestals and walls as well as increase the maximum dimensions in proportion to the length of the side front of the building. f) Paint: The Joint Owners will be responsible for maintaining their buildings or industrial units and expansions suitably painted, in such manner that they do not jeopardize the image of the Condominium and they shall paint the exterior of the buildings at least every three years at the expense of the Joint Owner. No occupant or Joint Owner may paint the buildings or industrial units that it occupies a different color than those described previously, unless it receives the express and written authorization of the Administration. Likewise, the colors of complementary works must be previously approved by the Administration in witting g) Building Facade: No occupant or Joint Owner may change the facade of the buildings without the express written, prior authorization of the Administration. h) Other Regulations: No electromechanical equipment, including meters, may be exposed on the main front wall surfaces of the buildings. Corrugated tin partition walls are allowed provided they are used as architectural accent elements designed according to the general architecture of the Condominium, or prior written approval from the Administration. All power equipment shall be located in such a way that is not visible from the main street, with the exception of those that due to electrical standards must be placed in front of the building such as meters, shunts and transformers. Air conditioning, others and chimneys may be placed on the roof provided they are not visible from the centerline of the main street opposite the main facade of the building. If necessary they shall be covered by parapets, screens or similar structures that integrate well with the architecture of the building. In the case of their being placed on the roof or the lateral side of the building, must be placed at points that are not visible from the centerline of the main street opposite the main facade of the building, and always covered by parapets, screens or similar structures if necessary. The roofed area of the buildings may not exceed 50 percent of the total area of each individual parent property. i) Setbacks: All filial lots will comply a setback of 5.0 meters from the internal side of the street sidewalk for any building or any other type of installation under 5 meters in height, in order to maintain a harmonious and ample green buffer to the sidewalk and streets. This area is exclusive for landscaping purposes and there will not be constructions or equipments in this area, except for those required for basic building services, including disconnecting switches, measurement modules and transformers of public lighting, and all those required by electrical standard, as well as access roads or sidewalks, or by a special permit from the Administration. The street front setback of the buildings will be at least another 12 meters from the above mentioned line and the lateral and back setbacks will be 5 meters from the property line of the individual parent property as a minimum. No building may exceed 35 meters in height and for buildings higher than 2 floors, the approval by the National Civil Aviation Administration, is required to begin construction, due to the area where the Condominium is located in general near the Juan Santamaria Airport. Such permit shall be delivered to the Administration for the start up of the respective construction. For any building or any other type of installation over 5 meters in height, and which is adjacent to the property line of another subsidiary property, the property line setback will increase 1 meter for each meter of additional height; the street front clearing will be remain same. The benchmark for the building height will be the average road elevation in the street front of the lot and the gutters height. In case of multiple street fronts, the lobby facing front road will apply. Under no condition will the construction of solid railing or cyclone fencing, with the exception of the external perimeter fences or to protect restricted access areas of the Condominium, be authorized. In this latter case, the fences must be covered with suitable materials, either greenery or a black saran-type material. No mechanical or power equipment nor the parapets, screens or similar structures that may cover them, shall be considered a construction therefore it will not generate setbacks, and shall not

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be exposed or showing on the wall surface of the subsidiary properties or future buildings. When meters, electrical switch boxes, pedestal transformers or other public utility connections are needed, they must blend with the infrastructure or the building, in cases when such exist, regarding the future development of the stages of this Condominio Coyol, and inasmuch as possible, they shall be hidden by materials that blend with the architecture or landscape of the infrastructure or building accordingly, unless that public institutions that facilitate the corresponding public services require something different. Equipment will not generate setbacks. Large equipment must be placed in machine rooms with walls with a minimum height of 2.0 meters so that they blend with the infrastructure, architecture and landscape of the building of each subsidiary property, if required in specific cases. Exposed fire water storage tanks, cooling towers, and similar equipment are allowed, and generators can have their own isolated cabinet that shall be part of the equipment and not as a construction that generates setbacks. The eaves and covered passages should not generate setbacks, as long as their design is compatible with the architecture of the park and the building, and have been accepted by the Administration. Additionally, all roofed pedestrian passes can reach the sidewalk of the main infrastructure they serve. In relation with the setbacks and limitations established on this clause, the Administration shall not reject any construction authorization request that respects the minimum setbacks and limitations established hereto. j) Construction: To maintain the image of Condominio Coyol, all construction in the exterior of the building shall be executed prior approval from the Administration of the Condominium, it must be fenced in and have controlled worker and equipment and materials entry and egress, which details are stipulated in this Bylaw. Also, the joint owners who engage the construction projects shall meet occupational safety norms guaranteeing the least number of accidents possible, and they must also comply with the environmental standards of the Condominium which will be specified later in this Bylaw. The owner of the construction project will be liable for ensuring that the subcontractor who executes the project does not damage the installations or structures of the Condominium, the private and shared assets, and for guaranteeing the conservation of the ornamentation and cleanliness of the Condominium at all times. The joint owner who engages the construction work will be charged all of the inherent expenses for the replacement, repair, damages and necessary extraordinary maintenance that is directly or indirectly produced by the construction project, independently of if it is caused by an outside contractor. Failure to pay such expenses to Condominium Administration according to the breakdown provided by Administration to the Joint Owner, within 5 business days beginning on the day following notification from the Administrator, will accrue late interest at the same rate as was set for the Ordinary Maintenance Fee by the Condominium Joint Owners’ Meeting. k) Gardening and landscaping: The joint owners shall maintain their private green areas in a similar natural setting as the green areas of the common areas of the Condominium and in accordance with the Construction Regulations. The Joint Owners will be responsible for maintaining the automatic sprinkler systems and hydrometers at their subsidiary properties. In no case may the joint owners maintain vegetation in their private green areas which could or may reasonably be expected to produce bad odors, sanitation or ornamentation issues, or which could damage the external or sub-surface infrastructure of the Condominium, the shared or private installed services or systems of other joint owners. In such case, the Condominium Administration will caution the joint owner to immediately and definitely withdraw the damaging or potentially damaging or problematic vegetation. The total area of landscape shall be not less than 10% of total land. In relation with gardening and landscaping limitations established on this clause, the Administration shall not reject any construction authorization request that respects the minimum landscape percentage established hereto. l) Utilities: All utilities connections shall be underground. Screening of the above-ground utility equipment a seen from on or off-site is required. TV antennas or telecom satellite dishes are to be hidden from street view, as other mechanical equipment.

TWENTY-FIFTH ARTICLE: Prohibitions: a) Animals: It is forbidden to keep animals of any type in the Condominium, except those which may be used by security, or work dogs required by handicapped people, and which will be exclusively for the

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purposes thereof. b) Substances and materials: Also, it is forbidden to keep inside of the Condominium any type of substance or product, either chemical or natural that produces bad odors or may endanger the welfare and safety of people and buildings, and other structures and works of the Condominium. Therefore, it is forbidden to possess any unsanitary materials, which produce bad odors, smoke or any disturbance, or which may endanger health, with the exception of those from the operation of the industrial plant installed on each subsidiary property and its corresponding production processes, which will have previously been reported to and authorized by the Condominium Administration or the Condominium Joint Owners’ Meeting, if the Administrator should find it necessary to place the matter before it for its knowledge and approval. Flammable or chemical materials, or any material who may explode, or generate high risk, should be reported to the Administrator together with a note of compliance of the Health Department Storage requirements and any other Fire Department or Environment department compliances that may be needed. c) Food consumption: No person may use the sidewalks, streets or green areas to ingest food. The joint owners, lessees, occupants or holders, under any title, must ensure the correct abidance of this article. In the shared recreational areas of the Condominium, exclusive areas will be installed where food may be consumed during social, sports events or at lunch hours, the use of which for specific activities must be requested by the joint owners in advance and in writing from the Administrator, after which they shall not engage in any activities other than those originally proposed and approved, meaning that in the case of requiring any modification, Administration shall be notified in writing and its prior approval newly obtained. Each joint owner, lessee, occupant or holder, under any title, of a subsidiary property must destine part of the private area to the food requirements of staff and visitors, generally in accordance with the applicable Ministry of Health regulations. d) Industrial sewage: The Condominium has its own waste water treatment plant, the use and limitations of which are binding on all the Joint Owners, lessees, occupants or holders under any title. Therefore, it is forbidden to allow industrial sewage to run free, especially in the following cases: d.i) It is forbidden to discharge untreated industrial waste into the sewers of the Condominium. Administration may authorize such discharge prior authorization from the Ministry of Health and within the limits of the treatment system. d.ii) It is forbidden to discharge sewage, runoff and industrial residues into the pluvial drainage system of the Condominium. e) Obstruct of Common Areas and Circulation Areas: .Transit areas, including but not limited to sidewalks, entrances, passageways, elevators, stairs, lobbies and other common transit areas, and common areas of the Park may not be obstructed, with equipment, vehicles, machinery, raw materials or any goods or debris owned or created by each Joint Owner or its contractors, lessees, employees, dependents or visitors, or any other person related with it, or used or occupied differently than for the entrance or exit of machinery, material, equipment, goods, vehicles or persons, as may be the case, with the activities developed by the Joint Owner. The Administrator of the Park will charge a fine of 25 dollars, per incident for parking and/or obstruction violations of these provisions, plus the cost of the obstruction removal resulting from the non-compliance with this provision. The 25 dollar fine may be adjusted by the Condominium Joint Owners meeting from time to time.

TWENTY-SIXTH ARTICLE. The obligation of the Joint Owners for environmental conservation: All of the joint owners, lessees, occupants or holders, under any title, are obligated to contribute to the betterment and maintenance of the environmental conditions that meet the vital and health needs of neighboring populations, such as by the good and healthy habits of their workers. No establishment may operate in the Condominium if it constitutes a nuisance, danger, or if it fosters unhealthy conditions in the area, either because of the maintenance conditions if its industrial unit, the systems that it employs in its operations, because of the way it eliminates wastes and emissions, or because of the noise that its operation produces. As a result, no companies may operate in the Condominium which, due to the nature of their business or the conditions in which it is conducted, the materials or wastes employed, elaborated or emitted, or which due to the storage of toxic, corrosive, inflammable or explosive substances, could produce effects capable of jeopardizing or effectively damaging, in an immediate and serious

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manner, the environment, installations and structure of the Condominium, the lives of the inhabitants or neighboring populations of the Condominium. All of the joint owners, lessees, occupants or holders, under any title, of the Condominium’s subsidiary properties, businesspeople, workers, administrative staff and visitors, are obligated to abide by the environmental commitments that govern the Condominium and which are set forth in the Environmental Impact Study of the Coyol Free Zone Project, which was submitted and approved by the National Environmental Technical Secretariat —SETENA, by Resolution Number SG-2864-2006 SETENA, by the original owner of the property which was put under the Condominium Property System in this deed for the creation of the Condominium, ZONA FRANCA COYOL SOCIEDAD ANONIMA, Corporate Identification number 3 — 101 - 420512, which environmental commitments form an integral part of the Bylaw and a copy of which is given to each joint owner together with the Bylaw for their due information and strict abidance. The joint owners, lessees, occupants or holders, under any title, whose activities are disturbing, unhealthy or dangerous and which operate irregularly may be closed down by the health authority without Administration liability, and in each case, its owners and administrators will be obligated to comply with the orders or instructions of the health authority for the purpose of putting and end or mitigating the unhealthy, dangerous or disturbing conditions produced thereby. It is the obligation of the Occupants to place in service, in the installations that they occupy, the equipment and systems that are necessary to avoid the discharges, emissions, emanations or noise that their operations cause and which generate contamination. Also, it is the obligation of the joint owners, lessees, occupants or holders, under any title, to have fire and other natural disaster prevention systems as required by the Fire Department, National Emergencies Commission, and the National Insurance Institute, as well as having systems to avoid interior environmental contamination that could jeopardize the health and welfare of their staff and others.

TWENTY-SEVENTH ARTICLE: Trash or solid waste bins: The Condominium will provide trash bins along sidewalks and pedestrian walkways. Each building must have trash bins that are suitable to its volume, which must be located in a zone authorized in writing by the Administrator and which is not visible or screened from street view. The location must be in a place and in a container which minimizes odors or noise to the neighboring subsidiary properties. The Administrator will coordinate solid waste collection services through private waste collectors who are authorized by the corresponding State agencies. The Occupants of the Condominium will be obligated to use the trash collection system provided by Administration, due to which it is forbidden for any individual or company to dispose of or accumulate solid waste in places that are not expressly authorized for that purpose, to use unsuitable means of transportation or accumulation, and to proceed to use, treat or finally dispose of waste by means of systems that have not been approved by Administration under the norms established by the Ministry of Health, Municipality of the Central Canton of the Province of Alajuela, and by the trash collection company. The Condominium will provide solid waste bins located in shared green areas and strategic places. Administration will be responsible for maintaining the optimum condition of the bins; however, joint owners, lessees, occupants or holders, under any title, will collaborate in promoting the adequate use and care of such bins among their staff and visitors. The trash generated by each joint owner, lessee, occupant or holder, under any title, operation, must be deposited in the easy-access enclosed bins that are provided to them in each subsidiary property and placed in specific areas only on those days when trash is collected. The location of such bins will be in an area that is protected from view from the main street and which shall avoid bad or trashy odors. In the case of toxic, metal, or other types of waste that are not admissible in the sanitary landfills where the Condominium will send its waste, the respective joint owner must hire a supplier authorized by the Ministry of Health, and it will be under its responsibility, risk and expense that such waste will be removed. To cover the trash collection expenses of each joint owner, the terms of the Twenty-Second Article, paragraph a) Ordinary Maintenance Fee, sub-paragraph a.vii) will apply.

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SIXTH CHAPTER. ON ACCESS INTO THE CONDOMINIUM.

TWENTY-EIGHTH ARTICLE: Control and Registration of Persons and Vehicles: In view that the Condominium is a Corporate and Industrial Park which is subject to the Free Zone System, with its respective customs controls, strict control of entry and egress of vehicles and persons, is an essential part of the Condominium’s security system. The entry and egress of vehicles, persons, administrative and regular staff, shall register at the security gate located at the entrance of the Condominium, and shall provide the identification that the Administration shall provide for such purposes, as means of access required to allow control and facilitate permanent access to such vehicles and persons and according to the following provisions: a) Entry of vehicles to the park: Only passenger cars belonging to the following people may enter the Condominium, provided those people are duly authorized and identified: executives and workers of the companies, buses for the transport of such workers, PROCOMER staff, General Customs Direction, Ministry of Health, Ministry of Labor, Ministry of Public Security, Ministry of Treasury, Ministry Economy, Industry and Commerce, Internal Revenue Service {Direction General de Tributacion Directa) and personnel working with Administration. In order to enter the Condominium, such vehicles shall be duly registered with the Administration, who shall have a record of the driver’s name, identity card or passport number, origin, address, which shall provide them with an identification and assign them an access door allowing an appropriate control and facilitating the permanent access of said persons. The customs station may request an inspection of a vehicle, at its discretion. Any other vehicles not included in this article shall need an appropriate authorization in order to enter the Condominium, issued by the Administration or by a representative of the company they are visiting. In the case of other cars or trucks necessary for the development or operation of the Condominium, such as those vehicles used for the transportation of raw materials, components or finished products that are subject to customs control, or in the case of visitors in general, drivers shall identify themselves at the security or customs checkpoint, as appropriate, and they shall be registered in a book, indicating the driver’s and passengers’ name, identity card or passport number, origin, address, purpose of the visit and entry and exit time. In order to leave the Condominium, every unidentified vehicle shall stop at the surveillance post to be registered by the security guards, who may authorize the vehicle to leave, or who may refuse its exit if any anomalies were found. b) Driving and parking. Vehicles entering the Condominium shall respect the speed limit indicated in the street signs posted throughout the Condominium; they shall also respect the speed limit for pedestrian zones (40 Km/p/h). Drivers shall use the parking spaces. Vehicles shall not be allowed in other areas, such as access to each company, loading/unloading zones, or those in front of bus stops, hydrants or any other restricted areas according to general provisions, laws, regulations and road signs. Administration reserves the right to tow away any ill-parked vehicles, and the owner of the car will pay the respective expenses plus a 25 dollar fine, fine that may be adjusted by the Condominium Joint Owner’s Meeting from time to time. The Administration shall not be responsible for any damages resulting from said action. Trucks or trailers transporting raw materials, components or finished products shall park on the dock belonging to each company. Parking trucks and trailers on public roads, streets and accesses to the Condominium is strictly forbidden; the parking spaces for passenger cars are not intended for trucks. In case the docks assigned to a company were not enough, trucks and trailers shall wait outside the Condominium, unless the Administration assigns them another dock or a temporary parking area. All traffic and parking laws and regulations shall be applicable within the Condominium. c) Exit of vehicles and containers or other type of sealed vehicles. To leave the Condominium, all unidentified vehicles will stop at the guard station to be registered internally by the guards who will authorize the egress of the vehicle, which may be denied if any anomaly is encountered, in which case it will immediately be reported to Administration. For the egress of containers or other types of tagged vehicles, the security post of the Condominium will corroborate that any vehicle that exits is carrying the exit documents that are required by the General Customs Service, and will review the tag number against the one specified on the Customs documents. Furthermore and continuing along the same vein, the security officer that makes the verification will note the following information in the book of egresses: name of the driver, transport company, vehicle license plate, type of vehicle, tag

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number, Customs policy number, issuing Free Zone Company, and time of egress. This does not disallow requests for information that the Ministry of the Treasury, General Customs Service, Promotora de Comercio Exterior or Administration may require for good vehicular egress control. Conditionally and in coordination with the Customs post, outgoing cargo vehicles may be searched. c) Vehicles of the executives, administration personnel, or employees: In case of vehicles belonging to the executives, administration personnel, or employees, the Administration shall give them a label and an I.D. valid for one year that shall entitle them to enter and leave the Park. Security may stop, randomly, any of these vehicles and check their trunk and interior. In case any irregularities are found, they shall be reported to Administration and customs for the appropriate actions. In case of recidivism or a more serious infraction, the administration may withdraw the sticker, and the vehicle shall undergo inspection every time it leaves the Condominium. d) Entry and exit of persons to and from the Condominium. In order to control the entry and exit of persons to and from the Condominium, the Occupants and the administration shall give their employees an I.D. that shall contain, at least, the following information: Company name, full name of worker, identity card number or passport number, recent photo, authorized seal of the company and date of issuance. I.D.’s shall be valid until December of each year, and that month the lists and validity shall be updated. Administration shall provide said I.D.’s, paid by each company, and it shall be the company’s responsibility to immediately notify if an employment contract expires, in order to control the access of said person. The Occupants shall be responsible for the merchandise belonging to them or being under their custody. Nevertheless, security may randomly inspect the purses, bags or briefcases of workers or visitors if they deem it appropriate. Any irregularities found shall be informed to Administration, and Administration shall inform the customs office and the affected company, as appropriate. If the Administration where to install proximity card access and exit systems, the Occupants shall provide the Administration all required information of its employees, for the efficient functioning of said system. The cards shall be at the Occupants expense. e) Entry and exit of administrative staff and executives and workers of the companies. The administrative staff, executives and employees of the companies may freely enter the Condominium during working hours. Nevertheless, they shall carry the special I.D. mentioned in the previous article and use the accesses designated by the administration for said purpose, having to show their I.D.’s. f) Entry of visitors. In order to enter the Condominium, visitors shall identify themselves at the surveillance post, giving their personal information and telling the object of their visit. Once the security guard has recorded said information, and after verifying with the Company Installed in the Condominium, he shall deliver a visitor’s I.D. that the visitor shall wear in a visible place while he/she remains in the Condominium. The surveillance post shall keep a record of the visitors in the appropriate book, where the following information shall be recorded: visitor’s name, identity card or passport number, license plates, company being visited, entry and exit time. g) Entry of salespeople. Except when the administration issues an express authorization, the entry of all types of salespeople to the Park is forbidden, including street vendors.

SEVENTH CHAPTER: MISCELLANEOUS:

TWENTY-NINTH ARTICLE: General regulation which the joint owners shall abide: In view that the Condominium is an Industrial Park subject to the Free Zone System, and that on the date when it was subjected to the Condominium Property System it obtained the respective approvals from the regulatory public agencies, such as, without limitation, the Ministry of Foreign Trade, Promotora de Comercio Exterior PROCOMER, the National Environmental Technical Secretariat SETENA, the General Customs Service, the Ministry of Health, “INVU”, “WAS” and the institutions that provide approval for the Condominium Property System, the joint owners who acquire a subsidiary property in the Condominium also acquire a property subject to the general inalienable regulations regarding the nature, use, structural and organizational make-up of the Condominium which they must abide by at all times. Consequently, the Joint Owners are obligated to abide by the stipulations contained in the Law and Bylaw, those of the Internal Rules of Operation of Zona Franca Coyol S.A., as approved by PROCOMER and the Coyol Free Zone Master Plan a copy of which

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has been attached to the Notarial Book of References of Notary Soto Mora as a reference document, the environmental commitments that govern the Condominium and which are set forth in the Environmental Impact Study of the Coyol Free Zone Project, which was submitted to the approval of the National Environmental Technical Secretariat by means of its Resolution Number SG-2864-2006 SETENA, by the original owner of the rural property that was subject to the Condominium Property System in this deed for the creation of the Condominium, ZONA FRANCA COYOL SOCIEDAD ANONIMA, Corporate Identification number 3 — 101 - 420512, the General Health Law, its reforms and Bylaw, and Free Zone Law Number seven thousand two hundred ten, its reforms and bylaws, as well as by General Customs Law Number seven thousand five hundred fifty-seven, its reforms and bylaws, and all of those laws and regulations that apply to the subject and activity. Joint Owners and Occupants shall also keep all their functioning permits in effect always. The Administrator will provide the joint owners with an information pamphlet that will contain this Bylaw, the Internal Rules of Operation of Zona Franca Coyol S.A., the Coyol Free Zone Master Plan, and the environmental commitments acquired by the Condominium before SETENA. Nevertheless, no joint owner may allege ignorance of the stipulations and regulations to which he/she/it is subject because of the fact that the Administrator does no provide such information, since the joint owner, upon acquiring the property and consequently all of the obligations specified in this Bylaw, will be subject to strict compliance and it shall be his/her/its individual obligation to be duly informed and gather the regulations that have been mentioned. Breach by the joint owner of any of the stipulations that govern the Condominium will be put before the Condominium Owners’ General Meeting, which will determine the measures and sanctions that will be imposed on the respective joint owner.

THIRTIETH ARTICLE: On the affectation of the subsidiary properties to the Condominium Property System: In view of the legal nature of this Condominium, that is, that each subsidiary property represents a stage of construction and each one of them may be submitted individually to the Condominium Property System thus creating Independent Condominiums which will be joined by the shared areas of Condominio Coyol, the owners of the subsidiary properties which wish to submit their property to the Condominium Property System under the Law, shall abide and ensure compliance with the terms, conditions and provision contained in this Bylaw by the joint owners, lessees, occupants or holders, under any title, of the resulting Independent Condominiums. Likewise, they shall include in their own regulations all obligations that as Joint Owners of this Condominium they have accepted and acquired. Breach of the stipulations herein will be considered a serious violation of this Bylaw and will empower the Condominium Joint Owners’ Meeting to demand compliance.

THIRTY-FIRST ARTICLE: Modification of the Bylaw: Any modifications of this Bylaw, be it total or partial, may only be executed by the Condominium Joint Owners’ Meeting according to Law and by means of resolutions taken by unanimous vote of all the owners or joint owners of the Condominium. Every modification must be registered in the Public Registry and shall be informed by Administration to the joint owners. The Condominium Joint Owners’ Meeting will be the only responsible body to interpret this Bylaw, and such interpretation will be binding on the parties. To determine if the interpretation is reasonable or not, the opinion in that regard specified in writing by the legal advisors of the Condominium’s Legal counsel will suffice. The lack of validity or efficiency of one or more of the stipulations of this Bylaw will not cause the lack of validity and effect of the remaining stipulations hereof.

THIRTY-SECOND ARTICLE: Extinguishment of the Condominium Property System: The extinguishment of the Condominium Property System may take place by resolution of the Condominium Joint Owners’ Meeting, by unanimous vote of all the subsidiary property owners of the Condominium, providing that such extinguishment does not disobey other legislation related to the subject, particularly in regard to the possible remaining lots or units. The extinguishment of the system will take effect from its registration in the Public Registry. In that case, the entries of the parent property and subsidiary properties will be cancelled in the Condominium Properties Section and the new immovable

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properties will be registered in the General Properties Section. The acquired rights of third parties will remain intact.

THIRTY-THIRD ARTICLE: Recognition of Cytyc Surgical Products Costa Rica, S.A. Lease Agreement: This Condominium Declaration recognizes the existence of that certain Lease Agreement (the “Cytyc Lease Agreement”) executed on April 23, of the year two thousand and seven, by and between Cytyc Surgical Products Costa Rica, S.A.(“Cytyc”), and Zona Franca Coyol S.A., which certain clauses, terms and conditions are protected by a Non Disclosure Agreement executed by both executing parties of Cytyc Lease Agreement. The approval of this Condominium Declaration, any amendment to it or any resolution by any Condominium Committee shall not be deemed to affect or otherwise limit the rights granted to Cytyc according to the permitted uses set forth in the Cytyc Lease Agreement in the filial properties 23 and 24. Pursuant to the Cytyc Lease Agreement, and as long as such Lease is in effect Cytyc will not be required to make any additional payment related to condominium fees or any other payment imposed by the Condominium to the Joint Owners other than those established in the Cytyc Lease Agreement, and will not be required to make payments as indicated in Article 21 above. Cytyc will not be jointly liable with the Joint Owners, to pay fees generated from the non compliance or damages as established in Article 23, Section i) above, when they are not attributable to Cytyc; nor will Cytyc assume any Joint Owner obligation that is not contemplated in Cytyc Lease Agreement. Also Cytyc may not be evicted from filial properties 23 and 24, for the non compliance by the Joint Owners of its obligations to repair damages to shared areas and services of the Condominium, if the such damages are not attributable to Cytyc. If any such damages are attributable to Cytyc, Cytyc will have to repair in accordance with the Lease Agreement. It is expressly recognized that, since Cytyc Lease Agreement was executed prior to the execution of this Bylaws, in case of discrepancy between the provisions of such Lease Agreement and the present Bylaws, as expressly created on this date, Cytyc Lease Agreement conditions will prevail.

TO HERE THE BYLAW OF CONDOMINIO COYOL.

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EXHIBIT FIVE

Usage regulation of the Sewage Treatment Plant.

Wastewater Constituents

•                       The wastewaters must have the following characteristics at the exit point of each company (Chart 0):

Parámetro	Valor Máximo
Demanda Química de Oxígeno (DQO) Chemical Oxygen Demand	500 mg/l
Demanda Bioquímica de Oxígeno (DBO) Biochemical Oxygen Demand	300 mg/l
Sólidos Suspendidos Totales (SST) Total Suspended Solids	300 mg/l
Grasas y Aceites (G y A) Grease and Oil	30 mg/l
Sustancias Activas al Azul de Metileno Surface-active agents	10 mg/l

Potencial de Hidrógeno (pH)	6 a 9
Temperatura	15 a 40 °C

•                       Note: It’s not allowed to discharge any kind of fossil fuel or lubricants.

Discharge and Reuse of Waste Waters Bylaw

•                       Chart 4:

•                              MAXIMUM PERMISSIBLE LIMITS FOR THE UNIVERSAL PARAMETERS OF OBLIGATORY WASTEWATER DISCHARGE ANALYSIS IN A RECEIVING BODY (RIVER)

Parámetro (Parameter)	Límite (Limit)
(BOD) DBO5,20	50 mg/L
(COD) DQO	150 mg/L
(Total Suspended Solids) Sólidos suspendidos	50 mg/L
(Grease and Oil) Grasas/aceites	30 mg/L
Potencial hidrógeno (pH)	5 a 9
(Temperature) Temperatura	15°C <T < 40°C
(Settleable solids) Sólidos sedimentables	1 mL/L
(Surface-active agents) Sustancias activas al azul de metileno	5 mg/L

EXHIBIT SIX

Service Agreement

EXHIBIT SEVEN

Corporate Guaranty

EXHIBIT EIGHT

WIRE TRANSFER INFORMATION

A. INTERNATIONAL WIRE TRANSFER

International Wire Transfer
Bank
ABA
SWIFT
For Credit to account number
For Final Credit to Account number

B. LOCAL WIRE TRANSFER

Información de la Compañia
Nombre Completo de la Empresa
Cédula Jurídica
Teléfono
Fax
Contacto Cuentas por Cobrar
Dirección electronica
Información Bancaria
Nombre del Banco
No. Cuenta Corriente
No. Cuenta Cliente

EXHIBIT NINE

Rent Commencement Date — Tenant’s Acceptance of
Landlord’s lease proposal.

LEASE PROPOSAL

TO APOLLO ENDOSURGERY
AT QUICK START BUILDING

MAY 13, 2014

Phone: 506 2435.6035 Fax: 506 2435.6060 P.O. BOX 211-3006

www.coyolfreezone.com

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EXECUTIVE SUMMARY

Building Proposal

A manufacturing building, located at Multitenant building (AVOS), with an area of:

Office Area with corridor 500 m2

Manufacturing Area (Clean Room,

Gowning Room and Criblet) 641 m2

Warehouse, Shipping and Receiving 332 m2

Equipment Mezzanine 142 m2

Exterior Equipment Room and Pad 79 m

TOTAL: 1 ,694 square meters

Cold Shell Building: 1,474 square meters

Parking

Parking area will be located in front of the building. A Total of 10 parking spaces for phase I will be assigned, for both buildings. Additional spaces can be rented at a monthly ratio to be negotiated.

Location	Coyol, Alajuela. At less than five miles from the Airport. Surrounded by a population over 900,000 inhabitants within 15 miles radius.

Building description	As per describe.

Delivery	Immediate delivery if necessary.

Image	Coyol Free Zone & Business Park is the most modern and innovative Free Zone Park in Costa Rica. Hosts the largest availability of land and a robust infrastructure.

Electrical Infrastructure

Underground network, feed through two independent electrical accesses with a 10 MVA capacity each, and interconnected through an automatic switching system. A third access through a projected 100 MVA substation is to be built by ICE

Telecom Infrastructure	Available digital and analog phone lines, plus access to data transmission networks by ICE and TIGO, through two main fiber optic rings operating at 155 mbps located at Park entrance.

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OUR EXPERIENCE

Coyol Free Zone broke ground as a high-tech manufacturing park, specialized in Life Sciences products and its suppliers, in March 2007. CFZ is a cutting-edge technological environment specialized in the high end manufacturing devices built by a team with extensive knowledge and experience in this industry.

Our team has ample experience developing other industrial parks such as MetroFreeZone, GlobalPark and Zona Franca del Este. With more than 300,000 sqm (3,229,200 sqf) of construction in industrial buildings experience makes us the foremost experts in the Free Zone business parks industry.

With Hollogic as our first tenant. the Park has attracted important companies such as St Jude Medical, Abbott Vascular, Volcano, Moog and fifteen more tenants have joined our development, making it one of the preferred choices among medical and advanced manufacturing companies.

Coyol FZ & Business Park deliveres on-time, high quality, innovative buildings and a strong sense of social & environment responsibility.

COYOL FZ DEVELOPMENT CONCEPT

In the global economy of today, world-class companies require flexible, efficient workplaces built using modern construction standards and infrastructure.

Our Company has a significant experience in the development of successful Free Zones and BP such as Global Park and Zona Franca del Este. Within them, our tenants experience an excellent administration and have greatly contributed with their feedback to the vision and conceptual development of the Coyol FZ.

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Master Plan

Property Facts: Ground Break 2007

•                  Total Property: 107 Ha (264 Acres)

•                  Total Lots: 826,662m2 (8,898,200sqf)

•                  Total Built Capacity: 413,331m2 (4,449,100 sqf)

•                  Construction Area Feb 2014: 175,041m2 (1,884,141 sqf)

Our location: an important strength

The location of Coyol FZ is at the west side of the Great Metropolitan Area, close to the International Airport and two main highways, which offers easy access to over 900,000 inhabitants.

Public transportation networks are available at the Park’s main entrance. Additionally, Coyol Free Zone is developing a private bus network for the exclusive use of the Park’s employees. This exclusive service offers private direct bus services to the main cities.

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Our Life Sciences Park:

With Hologic as our anchor tenant in 2007, other tenants have joined our development, making it one the preferred choice among medical and advanced manufacturing companies.

Our Customers:  Abbott Vascular, Hollogic, Covidien, Sinergy Health (E-Beam), Sinergy Health (ETO), Moog, St Jude Medical, Volcano, Microvention - Terrumo, SMC, Cyberonics, Coopervision, Arthrocare, Merrill’s Packaging, Establishment Labs, Sensient Flavors, Veridiam Medical, NDC Nitinol, Helix Medical.

A distinctive element of our park is the presence on site of Beam One (Synergy Health E-Beam) who can provide onsite two sterilization methods (E-Beam and ETO).

CFZ distinguished for its architectural designs and the profile of its tenants, forming an environment that is appropriate for the competitive operation of international manufacturing companies.

Current Customers:  SJM:  50,000 m2

(3 Phases.)

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Proposed Render                                                                                                                                                                                                                                                                Delivered Building

This section has an area equivalent to 107 hectares, and a construction capacity of 250,000 m2. The buildings are made of pre-cast concrete structures and concrete closings with designs allowing stand-alone buildings or multi-tenant type buildings. The largest single lot facility available has a construction capacity of 37,000 m2 area.

Infrastructure

In order to build a state-of-the-art Business Park and considering the specific needs of our tenants, the Development Group designed a unique infrastructure:

Coyol FZ Infrastructure:

1)                         A fully redundant electrical grid.

a.                          Feed through two different electrical substations, through exclusive 34,5 KVA electrical primary lines.

b.                          Existing capacity up to 10 MVA at each substation, with capacity to expand.

c.                           Primary accesses are interconnected by a fiber optic Automatic Transfer Switch.

d.                          System is remote monitored by the Utilities Company, ICE.

e.                           Park network is underground and combined with beautiful landscaping

2)                         Potable Water System.

a.                          Water is provided by AyA plus additional wells are run and operated by CFZ.

3)                         A first-class telecommunications system.

a.                          Served by the three existing providers of telecom services, ICE and TIGO.

The Condominium System:

Coyol Free Zone is one of the Free Zone & Business Parks operating under the Condominium Regime. This legal figure provides tenants with ample benefits in terms of the Park’s overall endurance.

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The Condominium is maintained through a mandatory fee for all our tenants and is equivalent to $0,58 per square meter of construction area as an ordinary fee and $0,23 per square meter as an extraordinary fee during 2014. Condominium fee covers the following services:

•                  Free Zone Perimeter security 24 x 7 / 365 days

•                  Common Area Maintenance — CAM

•                  Cleaning of streets and Condominium common areas

•                  Maintenance of gardens and green (includes water fees) common areas.

•                  Access to our waste water treatment plant.

•                  Refuse collection thru a 3,5 m3 dumpster

•                  Maintenance of sewer, potable and storm water pipes

•                  General maintenance of infrastructure

•                  Coordination service for exclusive bus transportation for the employees of the park

Tenant shall purchase electronic access cards for its employees. The initial cost is estimated in $8,00 per electronic access card. All repositions of electronic access cards will be charged at $20 per card including the technical fee.

Building, Maintenance & Free Zone Administration Services:

This service category is only charged for lease tenants at the park. The fee is $0,35 per square meter of construction area. This fee does cover for:

•                  General maintenance of building

•                  Parking areas maintenance.

•                  Lot’s green areas maintenance, irrigation and replanting.

CAM fees do not include the payment of utilities of private use such as electricity, water and telecom.

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ECONOMIC PROPOSAL

Coyol Free Zone If offering a comprehensive lease option, according to the following price structure:

Office Area with corridor 500 m2

Manufacturing Area (Clean Room,

Gowning Room and Criblet) 641 m2

Warehouse, Shipping and Receiving 332 m2

Equipment Mezzanine 142 m2

Exterior Equipment Room and Pad 79 m

TOTAL:  1,694 square meters

Cold Shell Building:  1,474 square meters

		TOTAL
QS (S17.50/M2)	1,694	$29,645

TOTAL RENT		US$29,645 Monthly

The Lease Price:

The lease price for Multitenant Quick Start of 1,694 square meters is equivalent to US$29,645 monthly basis. This price includes all existent internal improvements as described In Exhibit 3 in this proposal.

Conditions:

•                  Rent term:  7 years with written mutual agreement renewal

•                  Free of rent:  Coyol Free Zone authorizes the initial three months free of rent from the lease agreement signature date

•                  Corporate guarantee for 100 % of the term

•                  4 months of Security Deposit

•                  Yearly increase rent of 3,5%

•                  No early terminat1on penalty on the lease agreement will apply if APOLLO ENDOSURGERY decides to move the operation into a stand-alone building in the park and under the property of Coyol Free Zone as well as the Quick Start building under the ownership of Zona Franca Coyol S.A.

•                  APOLLO ENDOSURGERY will notify Coyol Free Zone within 180 days of lease expiration if it wishes to extend the lease for two or more years under consistent terms.

•                  Second Renewal by mutual agreement

•                  Tennant will be responsible of getting the appropriate SETENA, PROCOMER and other required permits.

•                  Rent per month fees does not include service & condominium fees

•                  The building is ready for immediate delivery

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Fees:

		FEE	TOTAL
CONDO FEE	1,694	$0,58(ordinary)	$982.52/MONTH
		$0,23(extraordinary only during 2014)	$389.62/MONTH
SERVICE FEE	1,694	$0,35	$592.90/MONTH
TOTAL			$1,965/MONTH (2014) $1,575.52/MONTH (from 2015 without the extraordinary fee)

Coyol FZ as Business Partner:

Our interest is to become your business partner for a long period of time. Reason why we offer.

•                  Experience:  With more than 300,000 sqm (3,229,200 sqf) of construction in industrial buildings makes us the foremost experts in the Free Zone business parks industry.

•                  Guarantee: for 100% of the construction term

•                  Infrastructure: fully redundant electrical grid, water supply and multiple supplier’s of telecommunication system.

The architectural designs of the buildings and the profile of the tenants, create an environment that is appropriate for the operation of international manufacturing companies.

•                  Other Services: exclusive transportation system for the employees of the park from different locations, medical clime service, banking service and food service.

The reception and reservation of the building will be available only during this week until we receive the acceptance of this proposal formally signed by APOLLO ENDOSURGERY.

This proposal is valid for legal paper works for 45 days after the formal acceptance in order to prepare and sign the lease agreement between both parties.

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